UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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GulfMark Offshore, Inc.
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Notice of

Annual Meeting of

Stockholders and

Proxy Statement

Annual Meeting

June 4, 2013

La Maisonnette I Room

The St. Regis Hotel

Two East 55th Street at Fifth Avenue

New York, New York 10022

GULFMARK OFFSHORE, INC.

10111 Richmond Avenue, Suite 340

Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 4, 2013

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of GulfMark Offshore, Inc. (the “Company”) will be held in the La Maisonnette I Room, The St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York 10022, on Tuesday, June 4, 2013 at 8:00 A.M, eastern daylight time, for the following purposes:

1.	To elect seven (7) directors;

2.	To vote on a proposal to approve, by a stockholder non-binding advisory vote, the compensation to our named executive officers, commonly referred to as a “Say-on-Pay” proposal;

3.	To vote on a proposal to ratify the selection of KPMG LLP as our independent public accountants for the fiscal year ending December 31, 2013; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Your Board of Directors has approved and recommends that you vote “FOR” proposals 1 through 3 which are described in more detail in the attached Proxy Statement.

The Board of Directors has fixed the close of business on April 19, 2013, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting.

You are cordially invited to attend the meeting. Stockholders may call our main offices at 713-963-9522 for directions to The St. Regis Hotel in order to attend the meeting and vote in person.

Your broker cannot vote your shares for the election of directors or the “Say-on-Pay” proposal without your instructions. If you do not provide voting instructions, your shares will not be voted or counted on these important matters.

TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY OR VOTE ON THE INTERNET AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. THE ENCLOSED RETURN ENVELOPE MAY BE USED FOR MAILING PURPOSES. YOUR PROXY WILL BE RETURNED TO YOU IF YOU SHOULD BE PRESENT AT THE MEETING AND SHOULD YOU REQUEST SUCH A RETURN.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholders’ Meeting of GulfMark Offshore, Inc. to be Held on June 4, 2013:

The Proxy Statement dated April 25, 2013, Form of Proxy, and the GulfMark Offshore, Inc. 2012

Annual Report to Stockholders for the year ended December 31, 2012 are available at

http://www.proxydocs.com/GLF.

By Order of the Board of Directors

Richard M. Safier
Secretary

Date: April 25, 2013

2013 PROXY STATEMENT SUMMARY

This provides a summary of information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement, before voting.

Annual Meeting of Stockholders

• Time and Date	8:00 a.m. E.D.T., June 4, 2013

• Place	La Maisonnette I Room, The St. Regis Hotel Two East 55th Street at Fifth Avenue New York, New York 10022

• Record date	April 19, 2013

• Voting	Stockholders as of the record date are entitled to vote. Each share of Class A common stock (“Common Stock”) is entitled to one vote for each director nominee and one vote for each of the proposals.

• Broker Non-Votes	Without your instructions, your broker cannot vote your shares on proposals 1 and 2 below.

• Required Vote	Each director is elected by a plurality of votes cast. Each other proposal requires the vote of the holders of a majority of the shares entitled to vote on the proposal.

Meeting Agenda

1.	Election of seven directors

2.	Advisory vote to approve named executive officer compensation

3.	Ratification of KPMG LLP as our independent public accountants for 2013

4.	Transaction of other business that may properly come before the meeting

Voting Matters

Agenda Item	Our Board’s Recommendation	For more detail, see page
1. Election of seven directors	FOR EACH DIRECTOR NOMINEE	5
2. Advisory vote to approve named executive officer compensation	FOR	36
3. Ratification of KPMG LLP as our independent public accountants for 2013	FOR	37

Election of Seven Directors (Proposal 1)

The following provides summary information about each director nominee. Each director nominee is elected annually by a plurality of votes cast.

Name	Age	Director Since	Occupation	Experience/ Qualification		Committee Memberships			Other Public Company Boards
					Independent	AC	CC	GNC
Peter I. Bijur	70	2003	Former Chair & CEO Texaco Inc.	Leadership Governance	X	X	X	C	AB Volvo
David J. Butters	72	1989	Chair & CEO Navigator Holdings, Ltd.	Leadership Industry Finance	X, CBD		C		Weatherford International Ltd.
Brian R. Ford	64	2009	Former Partner Ernst &Young LLP	Financial Audit Accounting	X	C, FE
Quintin V. Kneen	47	—	President and CEO elect and CFO	Industry Management Finance Accounting
Sheldon S. Gordon	77	2001	Retired Chair of Union Bancaire Privee Int’l Holdings	Financial Accounting Management Global Strategy	X	X	X	X
Robert B. Millard	62	1989	Managing Partner Realm Partners LLC	Finance Strategy Management Industry	X				L-3 Communications Inc.
Rex C. Ross	69	2007	Former Chair & Director of Schlumberger Technology Corporation	Management Industry	X		X	X	Enterprise Products Partners LP

AC C CBD CC FE GNC	Audit Committee Member and chair of a Committee Chairman of the Board of Directors Compensation Committee Financial expert Governance & Nominating Committee

Attendance	Each director nominee who is also a current director attended 75% or more of the total meetings of the Board and attended 75% or more of the total meetings of the committees on which such director served.

Directors are elected by a plurality of votes cast. However, in accordance with our corporate governance guidelines, any director nominee who receives a greater number of “WITHHELD” votes than votes “FOR” such election is required to tender his resignation following certification of the stockholder vote. The Governance & Nominating Committee will recommend to the Board whether such resignation should be accepted, and the Board will promptly disclose on a Current Report on Form 8-K its decision whether to accept or reject his resignation. The nominee director who has tendered his resignation cannot participate in any Board action regarding whether to accept the resignation offer.

The Board recommends voting “FOR” each nominee as a director.

Executive Compensation Advisory Vote (Proposal 2)

We are asking our stockholders to approve, on an advisory basis, our named executive officer compensation.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time not encouraging unnecessary or excessive risk-taking.

The vote on this resolution is not intended to address any specific element of compensation of our named executive officers; rather, the vote relates to the overall compensation of our named executive officers, as described in this Proxy Statement. The vote is advisory, which means that the vote is not binding on us, our Board or our Compensation Committee of the Board.

At our 2012 annual meeting of stockholders, 95.9% of the shares that were voted approved the compensation of our named executive officers as disclosed in our 2012 proxy statement.

•	Compensation Philosophy

Our compensation philosophy is to set the fixed compensation of our senior executives competitively for their demonstrated skills and industry experience. Variable compensation, both annual and long-term, should reflect the results of performance against a combination of quantitative and subjective measures. The Compensation Committee targets between 25% and the median of our peer group for all elements of pay, including base salary, annual non-equity incentive, and long-term incentives. Our compensation programs are designed so that years of superior performance are rewarded with payouts that are near the median of the market.

•	Compensation Components

Type	Form	Terms
Cash	- Salary - Annual Non-Equity Incentive	- Set annually based on market conditions, peer data and other factors - Linked to Company-Wide performance but discretionary factors are also considered

Equity	- Long-Term Incentive Awards

- Restricted stock with restrictions lapsing in thirds on each anniversary of the date of grant over three years

- Options to acquire our stock which become exercisable ratably over three years and have a seven year term

Other	- Employment Agreements and Severance and Change of Control Arrangements

- Automatic yearly renewal of employment agreements unless 120 days notice provided

- Change of Control payment equal to either two-and-a-half times for our President and Chief Executive Officer and two-times for two of our named executive officers of the executive’s annual salary plus his prior year’s annual bonus on a change of control and a termination of or adverse change in employment

	- Deferred Compensation Plan	- Allows deferral of salary and bonus with a portion required to be in our stock for distribution after retirement or resignation
- Benefits and Perquisites

- Generally on the same terms as other employees, including our employee stock purchase plan

- Our top two executives receive medical coverage from retirement to age 65

- Additional benefits include use of vehicle, club memberships and life insurance for certain senior executives

•	2012 Summary Compensation

Set forth below is the 2012 compensation for each named executive officer.

		Stock Awards		Non-Equity	Change in Pension Value and Nonqualified Deferred
Name and Principal Position	Salary	Restricted Stock	Stock Options	Incentive Plan Compensation	Compensation Earnings	All Other Compensation	Total
Bruce A. Streeter	$652,163	$—	$—	$293,474	$2,663	$216,672	$1,164,972
President and Chief Executive Officer
Quintin V. Kneen	313,698	470,547	156,849	141,165	—	96,286	1,178,545
Executive Vice President and Chief Financial Officer
John E. (“Gene”) Leech	317,321	—	—	—	1,923	1,900,553	2,219,797
Executive Vice President – Operations(1)
David B. Rosenwasser	293,898	440,847	146,949	132,255	547	80,923	1,095,419
Sr. Executive Vice President and Chief Operating Officer
Richard M. Safier	253,575	209,199	69,733	114,109	—	78,463	725,080
Sr. Vice President – General Counsel and Secretary
Samuel R. Rubio	220,455	181,875	60,625	74,404	—	67,870	605,229
Sr. Vice President – Controller and Chief Accounting Officer

(1)	Mr. Leech separated from the Company on November 30, 2012.

See “2012 Summary Compensation Table” on page 27 for more detailed information regarding 2012 total compensation.

The Board recommends a “FOR” vote on the non-binding proposal to approve our named executive officer compensation because it believes that our compensation policies and practices are effective in aligning the executives’ long-term interests with those of our stockholders.

Ratification of KPMG LLP as Our Independent Public Accountants (Proposal 3)

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of KPMG LLP as our independent public accountants for 2013.

The Board recommends that stockholders vote “FOR” ratifying the selection of KPMG LLP as our independent public accountants for 2013.

2014 Annual Stockholder Meeting

• Deadline for stockholder proposals	March 9, 2014

GULFMARK OFFSHORE, INC.

10111 Richmond Avenue, Suite 340

Houston, Texas 77042

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 4, 2013

About Us

GulfMark Offshore, Inc., a Delaware corporation, was incorporated in 1996. On February 24, 2010, GulfMark Offshore, Inc., (“Old GulfMark”) merged with and into its wholly owned subsidiary, New GulfMark Offshore, Inc., a Delaware corporation (“New GulfMark”), pursuant to an agreement and plan of reorganization, with New GulfMark as the surviving corporation (such transaction, the “Reorganization”). The Reorganization was adopted by the stockholders and New GulfMark changed its name from “New GulfMark Offshore, Inc.” to “GulfMark Offshore, Inc”. The business, operations, assets and liabilities of New GulfMark after the Reorganization are the same as business, operations, assets and liabilities of Old GulfMark immediately prior to the Reorganization. The Reorganization was effected primarily to better position us to benefit from and adhere to U.S. maritime laws and regulations. Unless the context requires otherwise, references to “GulfMark,” “the Company,” “we,” “us” and “our” refer to New GulfMark, its direct or indirect subsidiaries, Old GulfMark and all other predecessors to Old GulfMark.

General Information

The accompanying proxy is solicited by us at the direction of the Board of Directors (the “Board”) for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 4, 2013, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting and at any adjournments thereof. Information on how to obtain directions to attend the meeting and vote in person is set forth in the accompanying Notice of Annual Meeting.

Board Recommendations

The Board recommends that the stockholders vote “FOR” the election of the Board’s nominees for director, “FOR” the non-binding proposal to approve our named executive officer compensation (“Say-on-Pay”) and “FOR” ratification of the selection by the Board of KPMG LLP as our independent public accountants for the 2013 fiscal year.

Voting by Proxy

When proxies in the accompanying form are received and properly executed, or voted on the internet, the shares will be voted by the persons named in the proxy as directed in the proxy unless contrary instructions are given. Where no instruction is indicated on the proxy with respect to Proposal 1, the proxy will not be voted which has the effect of a vote against the directors. Where no instruction is indicated on the proxy with respect to Proposal 2, the proxy will not be voted which has no effect on the outcome of the non-binding proposal. Where no instruction is indicated on the proxy with respect to Proposal 3 of the Proxy Statement with regard to the ratification of the selection of KPMG LLP as our independent public accountants for 2013, the proxy will be voted FOR the ratification. If you are a stockholder of record and you do not cast your vote either in person or by proxy, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Shares Held in Street Name

If your shares are held beneficially in “street” name through a nominee such as a brokerage firm, financial institution or other holder of record, your vote is controlled by that firm, institution or holder. Your vote may also be cast by telephone or Internet, as well as by mail, if your brokerage firm or financial institution offers such voting alternatives. Please follow the specific instructions provided by your nominee on your proxy card. If your shares are registered in “street” name and you do not provide your broker or holder with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on certain non-routine matters when a broker is not permitted to vote on that matter without specific instructions from the beneficial owner and instructions are not given. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors and on the “Say-on-Pay” proposal, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent public accountants. Such shares will be voted “FOR” the ratification.

Revocability of Proxies

You have the right to revoke your proxy at any time prior to its use by submitting to our Secretary a written revocation or a duly executed proxy card bearing a later date. If you are present at the meeting and request the return of your previously executed proxy, your proxy will be returned.

Solicitation of Proxies

Upon request, additional proxy material will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names. We will bear all costs of soliciting proxies. Proxies will be solicited principally by mail but may also be solicited by our directors, officers and regular employees, without additional compensation to such individuals. In addition, we have retained Alliance Advisors LLC to assist in the solicitation of proxies for which we will pay an estimated fee of $5,500.

Quorum

The presence, in person or by proxy, of at least a majority of the shares outstanding on the record date will constitute a quorum. Abstentions and broker non-votes and, with respect to the election of directors, “withhold” votes, are counted for the purpose of determining the presence of a quorum.

Votes Required to Approve Matters Presented at the Annual Meeting

Election of Seven Directors (Proposal 1). The election to the Board of the persons nominated in this Proxy Statement will require the vote of the holders of a plurality of the shares represented in person or by proxy at a meeting at which a quorum is present. Abstentions and broker non-votes will not affect the election outcome.

Non-Binding Advisory “Say-on-Pay” Vote (Proposal 2). At a meeting at which a quorum is present, the vote of the holders of a majority of the shares entitled to vote on the proposal will constitute stockholder non-binding approval with respect to the compensation paid to our named executive officers. Abstentions will have the same effect as an “against” vote for this proposal, but broker non-votes will have no effect.

Ratification of Independent Public Accountant Appointment (Proposal 3). The vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to ratify the selection of KPMG LLP as our independent public accountants for fiscal year 2013 by the Audit Committee of our Board. Broker non-votes will be counted as a “for” vote for this proposal. Abstentions will have the same effect as an “against” vote for this proposal.

Other Business (Proposal 4). If any other matters come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, such matters shall be decided by the vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting, unless otherwise provided in our Certificate of Formation, our By-laws, or as otherwise required by law.

Availability of Proxy Materials

This Proxy Statement will be first sent or given to stockholders on or about April 30, 2013.

The Proxy Statement dated April 25, 2013, Form of Proxy, and the GulfMark Offshore, Inc. 2012 Annual Report to Stockholders for the year ended December 31, 2012 are available at http://www.proxydocs.com/GLF.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

At the effective time of the Reorganization, each outstanding and treasury share of the common stock of the Old GulfMark automatically converted into one share of Class A common stock (the “Common Stock”) of the Company. Shares of Common Stock of the Company trade on the same exchange, the New York Stock Exchange, and under the same symbol, “GLF”, that the shares of Old GulfMark’s common stock traded on and under prior to the Reorganization. References to “Common Stock” in this Proxy Statement for dates prior to the Reorganization refer to Old GulfMark’s common stock that was converted to the Company’s Common Stock in the Reorganization.

The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting to be held June 4, 2013, is the close of business on April 19, 2013 (the “Record Date”). As of the Record Date, there were 27,063,090 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon at the meeting.

The following table sets forth certain information for each person who on the Record Date was known by us to be the beneficial owner of more than 5% of the outstanding Common Stock:

Name and Address of Beneficial Owner	No. Shares Beneficially Owned (1)	Percent of Class
Lord, Abbett & Co. LLC(2)	1,862,504	6.9%
90 Hudson Street
Jersey City, NJ 07302

Black Rock, Inc.(3)	1,408,575	5.2%
40 East 52nd Street
New York, New York 10222

Dimensional Fund Advisors LP(4)	1,896,303	7.0%
Palisades West
Building One
6300 Bee Cave Road
Austin, TX 78746

Artisan Partners Holdings LP(5)	1,696,400	6.3%
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202

(1)	Unless otherwise indicated below, the persons or group listed have sole voting and investment power with respect to their shares of Common Stock.
(2)	The information shown above was obtained from the Schedule 13G/A, dated January 10, 2013, as filed with the United States Securities and Exchange Commission (“SEC”) by Lord, Abbett & Co. LLC.
(3)	The information shown above was obtained from the schedule 13G/A, dated January 30, 2013, as filed with the SEC by Black Rock, Inc.
(4)	The information shown above was obtained from the Schedule 13G/A, dated February 11, 2013, as filed with the SEC by Dimensional Fund Advisors LP.
(5)	The information shown above was obtained from the Schedule 13G/A, dated February 6, 2013, as filed by Artisan Partners Holdings LP.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of the Record Date, the number and percentage of Common Stock beneficially owned by each of our directors and director nominees, each executive officer named in the summary compensation table included under “Executive Officers” (with the exception of Mr. Leech as he separated from the Company on November 30, 2012), and all directors and executive officers as a group:

Name	Common Stock Subject to Restricted Stock Awards(1)	Common Stock Subject to Currently Exercisable Options(2)	Other Common Stock Beneficially Owned		Units Equivalent to Common Stock Beneficially Owned(3)	Total Common Stock Beneficially Owned(4)	Percent of Class(5)	Non-Vested Units Equivalent to Common Stock Not Beneficially Owned(6)	Total Interest in Common Stock and Units Equivalent
Peter I. Bijur	2,773	20,000	20,695		8,417	51,885	—	—	51,885
David J. Butters	2,773	—	696,908	(7)	16,550	716,231	2.6%	—	716,231
Brian R. Ford	2,773	—	13,195		1,851	17,819	—	285	18,104
Louis S. Gimbel, 3rd	2,773	—	382,888	(8)	9,515	395,176	1.5%	—	395,176
Sheldon S. Gordon	2,773	—	63,495		30,325	96,593	—	—	96,593
Robert B. Millard	2,773	—	472,850		20,387	496,010	1.8%	—	496,010
Rex C. Ross	2,773	—	17,795	(9)	8,953	29,521	—	—	29,521
Bruce A. Streeter	23,794	—	491,024		76,164	590,982	2.2%	—	590,982
Quintin V. Kneen	26,266	—	39,737		16,531	82,534	—	2,390	84,924
David B. Rosenwasser	17,495	—	44,428		22,774	84,697	—	—	84,697
Richard M. Safier	14,945	—	2,034		1,987	18,966	—	1,670	20,636
Samuel R. Rubio	10,010	—	16,500		12,953	39,463	—	—	39,463
David E. Darling	9,687	—	5,522		7,835	23,044	—	—	23,044
All directors and executive officers as a group (13 persons)	121,608	20,000	2,267,071		234,242	2,642,921	9.8%	4,345	2,647,266

(1)

Includes shares of our Common Stock held for our directors and executive officers pursuant to restricted stock awards issued under our various incentive plans. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.

(2)

Includes currently exercisable stock options and those stock options that will become exercisable within 60 days of the Record Date issued under our various incentive plans. The beneficial owner has no voting power or investment power over these shares prior to exercising the options.

(3)

Includes shares of our Common Stock held for our directors and executive officers under our current Executive Nonqualified Excess Plan where the shares are vested or will vest within 60 days of the Record Date.

(4)	Unless otherwise indicated below, the persons listed have sole voting and investment power with respect to their shares of our Common Stock.
(5)	Percentage based solely on Total Common Stock Beneficially Owned. Less than 1% unless otherwise indicated.
(6)	Includes shares of our Common Stock held for our directors and executive officers under our current Executive Nonqualified Excess Plan where such shares do not vest within 60 days of the Record Date.
(7)	Includes 80,400 shares beneficially owned by Mr. Butters’ wife, and with respect to which shares Mr. Butters has shared voting and dispositive power.

(8)	Includes 30,420 shares of our Common Stock owned by trusts of which Mr. Gimbel is the co-trustee, and with respect to which shares Mr. Gimbel has shared voting and dispositive power.
(9)	Includes 13,100 of our Common Stock owned by trusts of which Mr. Ross is trustee.

PROPOSAL 1

ELECTION OF SEVEN DIRECTORS

The Board has nominated seven directors for election at the Annual Meeting. Mr. Streeter, a Board member since 1997, is not a nominee as he is retiring from his position as our President and Chief Executive Officer as of the date of the Annual Meeting. Mr. Gimbel, a Board member since 1970, is not a nominee as he has given notice of his intentions to retire from the Board as of the date of the Annual Meeting. The Board has, by resolution, approved the reduction of the number of directors from eight to seven effective as of the Annual Meeting date. Each director to be elected will hold office until the next Annual Meeting and until such director’s successor is elected and qualified. Each nominee listed below, except Mr. Kneen, is currently a director and was elected as a director by our stockholders. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not affect the election outcome.

The Board believes that each of the seven nominees possesses the qualities and experience that it believes our directors should possess, as described in detail below in the section entitled “Our Board of Directors – Selection of Director Nominees.” The nominees for election to the Board, together with their biographical information and the Board’s reasons for selecting them as nominees, are set forth below. No family relationship exists between any of the nominated directors or the executive officers listed in the Executive Officer portion of this Proxy Statement.

Name of Nominee	Age	Year First Became Director
Peter I. Bijur	70	2003
David J. Butters	72	1989
Brian R. Ford	64	2009
Sheldon S. Gordon	77	2001
Quintin V. Kneen	47	—
Robert B. Millard	62	1989
Rex C. Ross	69	2007

Peter I. Bijur serves as a member of the Audit and Compensation Committees and is Chairman of the Governance & Nominating Committee. Mr. Bijur currently serves on the Board of Directors and the Audit Committee of Volvo AB and is the former Chairman of the Board of Directors and Chief Executive Officer of Texaco Inc. where he served from 1996 until his retirement in 2001. Mr. Bijur formerly served as a member of the Board of Trustees of Middlebury College and Mount Sinai-New York University Health. The Board determined that Mr. Bijur should be nominated for election as a director due to his extensive executive experience, including his prior service as the chairman and chief executive officer of a major public corporation, his public company board leadership experience, and his corporate governance expertise.

David J. Butters is Chairman of the Board of Directors and is Chairman of the Compensation Committee. Since September 2008, Mr. Butters has been Chairman, President and Chief Executive Officer of Navigator Holdings Ltd., an international LPG shipping company. Mr. Butters is also currently a member of the Board of Directors of Weatherford International Ltd. Mr. Butters retired from Lehman Brothers, Inc., a subsidiary of Lehman Brothers Holdings Inc. (“Lehman”) in September 2008. He had been employed at Lehman since 1969, most recently holding the position of Managing Director. The Board determined that Mr. Butters should be nominated for election as a director due to his extensive knowledge of the shipping and oil and gas service industries, his experience as a director of public companies, his banking experience and his financial and executive management expertise.

Brian R. Ford is Chairman of the Audit Committee and is the financial expert on the Audit Committee. Mr. Ford was the Chief Executive Officer of Washington Philadelphia Partners, LP from 2008 through 2010. He retired as a partner from Ernst & Young LLP in June 2008 where he had been employed since 1971. Mr. Ford also serves on the Board of Trustees of Drexel University and Drexel University College of Medicine School. The Board determined that Mr. Ford should be nominated for election as a director due to his financial, audit and accounting expertise gained as a partner in a top tier public accounting firm.

Sheldon S. Gordon is a member of the Compensation, Governance & Nominating and Audit Committees. He retired as non-executive Chairman of Union Bancaire Privée International Holdings, Inc. where he served from May 1996 to September 2011. From May 1996 to March 2002, he was Chairman of the Rhone Group LLC with which he continues as a Senior Advisor. Mr. Gordon was a director of Union Bancaire Privée from March 1997 to March 2011 and was a Director of the Holland Balanced Fund from June 1996 to June 2008 and of Ametek, Inc. from 1989 to May 2011. The Board determined that Mr. Gordon should be nominated for election as a director due to his financial and accounting expertise, his experience as a senior executive and director of large multinational corporations, and his strategic business management expertise.

Quintin V. Kneen has been elected by our Board to serve as our President and Chief Executive Officer beginning June 4, 2013. He will continue as Chief Financial Officer until a successor is named. He was named our Executive Vice President and Chief Financial Officer in June 2009. Mr. Kneen joined GulfMark in June 2008 as the Vice President – Finance and was named Senior Vice President– Finance and Administration in December 2008. Previously, he was Vice President-Finance & Investor Relations for Grant Prideco, Inc., serving in executive finance positions at Grant Prideco since June 2003. Prior to joining Grant Prideco, Mr. Kneen held executive finance positions at Azurix Corp. and was an Audit Manager with the Houston office of Price Waterhouse LLP. He holds a Master of Business Administration from Rice University and a Bachelor of Business Administration in Accounting from Texas A&M University, and is a Certified Public Accountant and a Chartered Financial Analyst. The Board determined that Mr. Kneen should be nominated for election as a director due to his extensive financial expertise and his position as our President and Chief Executive Officer.

Robert B. Millard is currently Managing Partner of Realm Partners LLC. From 1976 until September 2008, Mr. Millard held various positions, including Managing Director, at Lehman Brothers, Inc. and its predecessors. From September 2008 until December 2008, Mr. Millard was a Managing Director of Barclays Bank. Mr. Millard serves as Lead Independent Director of L-3 Communications Inc. He also serves as Chairman of the Board of the MIT Investment Management Company, on the Boards of Trustees of the MIT Corporation (Executive Committee), The Population Council, Associated Universities Inc. and the Remarque Institute of New York University. He also serves on the Investment Subcommittee of the Finance and Budget Committee of the Council on Foreign Relations. Mr. Millard served as a director of Weatherford International Ltd. from 1989 to January 2012. The Board determined that Mr. Millard should be nominated for election as a director due to his expertise in financial, business and corporate development matters, his experience as a director of public companies, and his extensive experience in the oil and gas service industry.

Rex C. Ross is a member of the Compensation Committee and the Governance & Nominating Committee. From 2004 to 2009, Mr. Ross served as Chairman and director of Schlumberger Technology Corporation, the holding company for all Schlumberger Limited assets and entities in the United States. Prior to his retirement from Schlumberger Limited in May 2004, Mr. Ross held a number of executive management positions during his 11-year career there, including President of Schlumberger Oilfield Services North America; President, Schlumberger GeoQuest; and President of SchlumbergerSema North & South America. Mr. Ross was elected a Director of Enterprise Products Partners L.P. (a publicly traded oil and gas mid-stream services and marketing company) in October 2006 and is a member of its Audit and Conflicts Committee. The Board determined that Mr. Ross should be nominated for election as a director due to his executive management expertise and his knowledge of the oil and gas service industry.

Directors Not Continuing In Office

Bruce A. Streeter has served as our President and Chief Operating Officer since January 1997 and as our Chief Executive Officer since 2006. He served as President of our Marine Division from November 1990 until he became President and Chief Operating Officer. Prior to November 1990, Mr. Streeter was with Offshore Logistics, Inc. for a period of twelve years serving in a number of capacities, including General Manager Marine Division. Mr. Streeter is not a nominee as he is retiring from his position as our President and Chief Executive Officer as of the date of the Annual Meeting.

Louis S. Gimbel, 3rd is a member of the Governance & Nominating Committee. He has served as Chief Executive Officer of S. S. Steiner, Inc. since 1990. He is also Chairman of the Board of Hops Extract Corporation of America and Manager of Stadelman Fruit LLC. Mr. Gimbel is also a member of the Board of Golden Gate Hop Ranches Inc. and Simon H. Steiner, Hopfen, GbmH. S. S. Steiner, Inc. is engaged in the farming, trading, processing, importing and exporting of hops and other specialty crops. Mr. Gimbel is also a trustee for the Monmouth County (WJ) Conservation Foundation. Mr. Gimbel is not a nominee as he has given us notice of his intentions to retire from the Board as of the date of the Annual Meeting.

Required Vote for Election of Directors

Election as directors of the persons nominated in this Proxy Statement will require the vote of the holders of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present.

In accordance with our corporate governance guidelines, any director nominee who receives a greater number of “WITHHELD” votes than votes “FOR” such election must tender his resignation following certification of the stockholder vote. The Governance & Nominating Committee will recommend to the Board whether such resignation should be accepted, and the Board will promptly disclose on a Current Report on Form 8-K its decision whether to accept or reject the resignation. The nominee director who has tendered his resignation cannot participate in any Board action regarding whether to accept his resignation offer.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTORS OF THE PERSONS NOMINATED.

OUR BOARD OF DIRECTORS

Role of the Board

Our directors are elected by our stockholders to oversee the actions and results of our management. Their responsibilities include:

•	providing general oversight of our business, including the audit function;

•	approving corporate strategy;

•	approving major management initiatives;

•	providing oversight of legal and ethical conduct;

•	overseeing the management of any significant business risks;

•	selecting, compensating, and evaluating directors;

•	evaluating board processes and performance;

•	selecting, compensating, evaluating and, when necessary, replacing the President and Chief Executive Officer, and compensating other senior executives;

•	ensuring that a succession plan is in place for all senior executives; and

•	establishing and overseeing committees to manage the foregoing.

Our Board is responsible for consideration and oversight of the risks we face. Together with its standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. In particular, the Audit Committee performs a central oversight role with respect to financial and compliance risks, and the Compensation Committee considers risk in connection with its design of compensation programs for our executives. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with senior management in detail in order to adequately assess and determine our potential vulnerability and consider appropriate risk management strategies where necessary.

Composition of the Board

We believe there should always be a substantial majority (75% or more) of independent directors and that the Chief Executive Officer should be a Board member. Other officers may, from time to time, be Board members, but no officer other than the Chief Executive Officer should expect to be elected to the Board by virtue of his or her position with us.

Selection of Director Nominees

The Board is responsible for selecting candidates for Board membership and for establishing the criteria to be used in identifying potential candidates. The Board delegates the screening process to the members of the Governance & Nominating Committee. For more information on the director nomination process, including the selection criteria, see the GulfMark Offshore, Inc. Governance & Nominating Policy available online at http://www.gulfmark.com/fw/main/Corporate-Governance-19.html.

We believe that it is important for our Board to be comprised of individuals with diverse backgrounds, skills and experiences. The composition of the Board and the experience, as well as the qualities, brought to the Board by our directors are reviewed annually. While the Governance & Nominating Committee does not have a formal diversity policy and identifies qualified potential candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed, it does seek to ensure the fair representation of all stockholder interests on the Board.

The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Nominees should have substantial experience with one or more publicly traded national or multinational companies or should have achieved a high level of distinction in their chosen fields.

The Board is particularly interested in maintaining a mix that includes the following backgrounds:

•	active or retired chief executive officers and senior executives;

•	experience in operations, finance, accounting, and/or banking;

•	international business;

•	oilfield services; and

•	other oil and gas industry experience.

Finally, Board members should display the personal attributes necessary to be an effective director: integrity, sound judgment, independence, ability to operate collaboratively, and commitment to the Company and our stockholders. The Board believes that the use of these general criteria, along with a non-discriminatory policy, will best result in a Board that evidences that diversity in many respects. The Board believes that it currently maintains that diversity.

Separation of the Roles of Chairman of the Board and Chief Executive Officer

We believe that separating the role of Chairman of the Board of Directors from that of Chief Executive Officer can facilitate a clear delineation between the oversight responsibilities of the Board and the management responsibilities of the Chief Executive Officer. We also believe that the decision to separate these roles is dependent on the attributes of the two individuals involved. When properly constructed and constituted, the separation allows the Chairman of the Board to more readily manage the time requirements and distractions of general Board operations, routine contact with fellow directors between meetings, and can foster candor in evaluating the Company’s and our Chief Executive Officer’s performance. This provides the Chief Executive Officer with additional time to manage and execute the strategic plans for our business.

Board Independence

Our Board has determined that all six of our current non-management directors nominated for election as a director qualify as “independent” directors under the New York Stock Exchange corporate governance rules and that each member of the Audit Committee qualifies as “independent” under Rule 10A-3 of the United States Securities Exchange Act of 1934 (the “Exchange Act”). Each of our six nominated non-management directors are also “non-employee directors” as defined under Exchange Act Rule 16b-3 and “outside directors” as defined in the Internal Revenue Code, section 162(m). Each committee described below in “Board Committees and Meetings” is comprised in full of independent non-management directors.

To be considered independent under the New York Stock Exchange rules, our Board affirmatively determined that all six nominated non-management directors had no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). A director is not independent if:

•	the director was employed by us within the preceding three years;

•	an immediate family member of the director was an executive officer of us within the preceding three years;

•

the director or an immediate family member of the director received from us more than $120,000 per year, within the preceding three years, in direct compensation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such service is not contingent in any way on continued service);

•

the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of us, within the preceding three years;

•

the director or an immediate family member of the director was employed, within the preceding three years, as an executive officer of another company where any of our present executives serve on that company’s compensation committee; or

•

the director is a current employee, or an immediate family member of the director is a current executive officer of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The following is not considered by our Board to be a material relationship that would impair a director’s independence. No material relationship exists if a director is an executive officer of, or beneficially owns in excess of a 10% equity interest in, another company:

•	that does business with us, and the amount of the annual payments to us is less than five percent of our annual consolidated gross revenues, or $200,000, whichever is more;

•	that does business with us, and the amount of the annual payments by us to such other company is less than five percent of our annual consolidated gross revenues, or $200,000, whichever is more; or

•	to which we were indebted at the end of its last fiscal year in an aggregate amount that is less than five percent of our consolidated assets.

For relationships not covered by the guidelines in the immediately preceding paragraph, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by our Board members who satisfy the independence guidelines described above.

Approval of Related Person Transactions

Our Audit Committee is responsible for reviewing and approving the terms and conditions of all proposed transactions between us, any of our officers or directors, or relatives or affiliates of any such officers or directors, to ensure that any such related-party transaction is fair and is in our overall best interest. No transactions requiring approval occurred in 2012.

Board Committees and Meetings

Pursuant to our Bylaws, the Board has established committees, including an Audit Committee, a Compensation Committee and a Governance & Nominating Committee. During the year ended December 31, 2012, the Board met eight times, the Audit Committee met 14 times, the Compensation Committee met four times and the Governance & Nominating Committee met four times. During 2012, each director attended 75% or more of the total meetings of the Board and each director attended 75% or more of the total meetings of the committees on which such director served. Our policy regarding director attendance at the Annual Meeting is that directors are invited to attend, and that we will make all appropriate arrangements for directors that choose to attend. All directors then serving attended the 2012 Annual Meeting.

Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Messrs. Ford (Chairman), Gordon, and Bijur are the current members of the Audit Committee. The Board has determined that all of the Audit Committee members are “independent” as defined in the New York Stock Exchange listing standards applicable to us. Mr. Ford, by virtue of his financial, audit and accounting expertise gained as a partner in a top tier public accounting firm, has been designated as the Audit Committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K. The Audit Committee’s function is to provide oversight. Its principal oversight responsibilities are to:

•	make recommendations to the Board concerning the selection and discharge of our independent public accountants;

•	discuss with our internal auditors and independent public accountants the overall scope and plans for their respective audits, including the adequacy of staffing and compensation; and

•	discuss with management, internal auditors and independent public accountants the adequacy and effectiveness of our accounting and financial controls.

The Board adopted a written charter for the Audit Committee, which is posted on our website at www.gulfmark.com.

Executive Sessions of the Directors

Non-management directors meet in executive sessions following Board and committee meetings without any members of management being present and at which only those directors who meet the independence standards of the NYSE are present, provided however, that committees may, by invitation, meet with individual members of management, including our President and Chief Executive Officer, during executive sessions. Mr. Butters presides as chairman of each executive session of the Board unless the particular topic of the applicable executive session dictates that another independent director serve as chairman of the meeting. In the case of an executive session of the independent directors held in connection with a meeting of a committee of the Board, the chairman of the particular committee will preside as chairman of the executive session.

Compensation Committee

Messrs. Butters (Chairman), Bijur, Gordon and Ross are the current members of the Compensation Committee. The functions of the Compensation Committee are to:

•	formulate, administer and periodically assess our compensation philosophy in light of actual pay practices, policies and programs;

•	review overall plan design for each of the major benefit programs;

•	retain independent advisors to assist the Compensation Committee in its role of assessing and administering these programs;

•

review and monitor succession plans for the President and Chief Executive Officer and our other officers, as well as the general policies and programs associated with development of our management team;

•	independently administer the compensation and benefit programs of the President and Chief Executive Officer;

•

annually review the compensation levels of our executive officers using independent data and the President and Chief Executive Officer’s recommendations on compensation (other than his own) and make recommendations to the Board on salary changes, annual bonus plan provisions and payouts and equity grants; and

•

periodically review the components, administration and operation of our incentive compensation programs to ensure that no material risks exist that would or could promote excessive risk taking that could be detrimental to us or our stock.

The recommendations of the Compensation Committee are reviewed and subject to approval by the full Board, including a majority of our independent directors.

The Board adopted a written charter for the Compensation Committee, which is posted on our website at www.gulfmark.com.

Information regarding the processes and procedures for the consideration and determination of executive compensation may be found in the “Compensation Discussion and Analysis” on pages 16 to 26 of this Proxy Statement.

Governance & Nominating Committee

Messrs. Bijur (Chairman), Gimbel, Gordon and Ross are the current members of the Governance & Nominating Committee. As of the date of the Annual Meeting, Mr. Gimbel will no longer be a member of the Governance & Nominating Committee as he has given notice of his intentions to retire from the Board and not stand for re-election. Mr. Gimbel will resign from the Governance and Nominating Committee concurrent with the 2013 Annual Meeting. The functions of the Governance & Nominating Committee are to:

•	develop and periodically review our governance principles;

•	identify new directors and annually recommend directors for election to the Board;

•	annually evaluate Board and Committee performance; and

•	review and recommend Board compensation for non-employee directors.

The Governance & Nominating Committee has not previously received any recommendations for director candidates from stockholders. The Governance & Nominating Committee will consider any candidate that has timely given written notice to our Secretary. If you would like to recommend a director candidate for consideration by our Governance & Nominating Committee you may submit your recommendation to our executive offices at GulfMark Offshore, Inc., 10111 Richmond Avenue, Suite 340, Houston, Texas 77042, Attn: Secretary. The notice should set forth as to each person you propose to nominate for election or reelection as a director:

•	all information required to be disclosed in solicitations of proxies for election of directors in a contested election, or is otherwise required under then-current SEC rules;

•

a description of all direct and indirect compensation and other material monetary agreements during the past three years, and any other material relationships, between or among you or any person deemed to be associated with you, as described below (an “associated person”), if any, on the one hand, and such proposed nominee or his or her respective affiliates and associates on the other hand; and

•

completed and signed Director Representation and Agreement and Director Questionnaire with respect to the background and qualifications of such nominee, the forms of which you can obtain from us upon written request to our executive offices at the address set forth above.

An associated person includes (1) any of your affiliates or associates, (2) any beneficial owner of our Common Stock on whose behalf you make any proposal or nomination, and (3) any other person with whom you, the beneficial owner or any of your affiliates or associates has an agreement or understanding for the purpose of acquiring, holding, voting or disposing of our Common Stock or obtaining, changing or influencing the control of us.

In addition, you will need to provide the following information regarding yourself and any associated person:

•	any information that would be required to be disclosed in solicitations of proxies for the election of directors in a contested election, or is otherwise required under then-current SEC rules;

•

a representation that you are a holder of record of our capital stock entitled to vote at such meeting and that you intend to appear in person or by proxy at the meeting to propose such nomination; and

•

a representation as to whether you or any associated person intends or is part of a group that intends to (1) deliver a Proxy Statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee or (2) otherwise solicit proxies or votes from stockholders in support of such nomination.

For a full description of the process for nominating a director, see Section 1.13(a)(4) of our Bylaws.

The Governance & Nominating Committee identifies and evaluates director candidates in accordance with the director qualification standards described in our Governance & Nominating Policy, which can be found on our website, www.gulfmark.com. Candidates are selected for their character, judgment, business experience and acumen, as well as other factors established by the Governance & Nominating Committee in order to satisfy the qualifications for directors described above in the section titled “Selection of Director Nominees”.

The Board has adopted a written Governance & Nominating Committee charter, which is posted on our website at www.gulfmark.com.

Code of Business Conduct and Ethics

The Board adopted a Code of Business Conduct and Ethics applicable to all of our employees and agents as well as a Code of Ethics for our Principal Executive Officer and Senior Financial Officers, which are posted on our website at www.gulfmark.com. We intend to satisfy the disclosure requirement regarding any changes to our code of ethics we adopt and/or any waiver from our code of ethics that we grant by posting such information on our website, www.gulfmark.com, or by filing a Current Report on Form 8-K for such event.

Availability of Corporate Governance Documents

Stockholders may obtain copies of the charters of the Audit Committee, the Compensation Committee, and the Governance & Nominating Committee, our Governance & Nominating Policy and our Codes of Business Conduct and Ethics free of charge by contacting our Secretary at our principal address of 10111 Richmond Avenue, Suite 340, Houston, Texas 77042, or by accessing our website at www.gulfmark.com, selecting the “Investor Relations” tab and then selecting “Corporate Governance”.

DIRECTOR COMPENSATION

Fees and Awards

Each of our non-employee directors is paid $1,500 for each meeting of the Board and $1,500 for each Committee meeting of the Board he attends. In addition, during 2012, a retainer of $11,250 for each quarter was paid to each of our non-employee directors. We also have a retainer arrangement with Mr. Butters where he receives a retainer of $8,333 per month for serving as Chairman of the Board. We also have a retainer arrangement with Messrs. Ford, Butters and Bijur where each receives a retainer of $3,750, $2,500 and $2,500, respectively, per quarter for serving as Chairman of the Audit, Compensation and Governance & Nominating Committees, respectively. Each qualified non-employee director was granted 2,773 shares of restricted stock on June 7, 2012. Total compensation paid in 2012 to non-employee directors, including shares of restricted stock granted, director fees and retainers, matching under our GulfMark Offshore, Inc. Executive Deferred Compensation Plan (the “EDC Plan”), and earnings under the EDC Plan is as follows:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Executive Deferred Compensation and Matching	Change in Pension Value and Non- qualified Deferred Compensation Earnings(2)	Total
Peter I. Bijur	$100,000	$100,000	$15,000	$14,621	$229,621
David J. Butters	173,000	100,000	25,950	47,343	346,293
Brian R. Ford	93,000	100,000	13,950	134	207,084
Louis S. Gimbel, 3rd	61,500	100,000	9,226	—	170,726
Sheldon S. Gordon	87,000	100,000	13,051	—	200,051
Robert B. Millard	55,500	100,000	8,326	—	163,826
Rex C. Ross	69,000	100,000	10,351	1,499	180,850

(1)	Value based on the per share market value of our Common Stock on the grant date.
(2)	Represents deferred compensation earnings on amounts that the individual elects to defer where the earnings exceed a market rate specified by SEC rules.

Executive Deferred Compensation Plan

We sponsor the EDC Plan, whereby participants may elect to contribute a portion of their cash compensation, which is matched by us up to a certain point, and in which we may elect to make additional discretionary contributions. Contributions are generally not taxable to the participant until distributed, generally after retirement or resignation. Participants in the EDC Plan are generally our directors and senior management, including all persons described in this Proxy Statement.

Although discretionary, we have elected every year since inception of the EDC Plan to contribute 7.5% of a participant’s total cash compensation to the EDC Plan. In addition, contributions by the participants are matched dollar-for-dollar up to 7.5% of the participant’s total cash compensation.

Director participants may elect to contribute up to 100% of their cash compensation. The first 7.5% of compensation contributed by participants must be used to purchase our common stock, and all matching and discretionary contributions by us are made in our common stock. Contributions by participants in excess of 7.5% of their cash compensation can be allocated into either our common stock or an account in which we provide a return equivalent to the prime rate (as reported by the Federal Reserve) plus 2%.

Participants are always fully vested in their contributions to the EDC Plan and vest in contributions made by us pro rata over five years. The EDC Plan’s assets are available to satisfy the claims of all our general creditors in the event of our bankruptcy or insolvency. Total compensation in 2012, which has been contributed by our directors, and contributions made by us in favor of these individuals, are as follows:

Name	Aggregate Balance at December 31, 2011	Director Contributions in 2012	Our Contributions in 2012	Aggregate Earnings in 2012	Aggregate Balance at December 31, 2012
Peter I. Bijur	$859,462	$100,000	$15,000	$3,969	$978,431
David J. Butters	2,748,925	173,000	25,950	20,217	2,968,092
Brian R. Ford	62,410	9,300	13,950	(9,365)	76,295
Louis S. Gimbel, 3rd	327,996	30,753	9,226	(52,294)	315,681
Sheldon S. Gordon	1,149,496	43,502	13,051	(181,460)	1,024,589
Robert B. Millard	734,825	55,500	8,326	(117,017)	681,634
Rex C. Ross	368,788	34,503	10,351	(44,597)	369,045

Total	$6,251,902	$446,558	$95,854	$(380,547)	$6,413,767

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee is or was an officer or employee for us or any of our subsidiaries or had any relationship requiring disclosure under applicable rules. During 2012, none of our executive officers served as (1) a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee, (2) a director of another entity, one of whose executive officers served on our Compensation Committee, or (3) a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

CONTRIBUTIONS TO TAX EXEMPT ORGANIZATIONS

We have made no contributions to any tax exempt organization in which any independent director serves as an executive officer.

EXECUTIVE OFFICERS

The following are our current executive officers and key employees, who serve at the discretion of the Board:

Name	Position	Age
Bruce A. Streeter	President and Chief Executive Officer	64
Quintin V. Kneen	Executive Vice President and Chief Financial Officer	47
David B. Rosenwasser	Senior Executive Vice President and Chief Operating Officer	42
Richard M. Safier	Senior Vice President—General Counsel and Secretary	58
Samuel R. Rubio	Senior Vice President—Controller and Chief Accounting Officer	53
David E. Darling	Senior Vice President—Human Resources	58

Bruce A. Streeter’s biographical information can be found in “Proposal 1 – Election of Directors” on page 6 of this Proxy Statement. Mr. Streeter will retire as President and Chief Executive Officer as of June 4, 2013.

Quintin V. Kneen’s biographical information can be found in “Proposal 1 – Election of Directors” on page 6 of this Proxy Statement. Mr. Kneen has been elected by our Board to serve as President and Chief Executive Officer beginning June 4, 2013.

David B. Rosenwasser was named Executive Vice President and Chief Operating Officer in June 2012 and was promoted to Senior Executive Vice President in the same function in February 2013. He has served GulfMark since 2001 in business development from 2001 through 2006, Area Manager – Brazil from 2007 through 2008, Vice President Americas from 2009 through 2012, and Executive Vice President and Chief Operating Officer from 2012 through 2013. Previously Mr. Rosenwasser was an Associate at Lehman Brothers from 1997 through 2001. He has a Bachelor of Arts in Business from Texas A&M University and a J.D. from the New York Law School.

Richard M. Safier was named our Vice President, General Counsel, and Corporate Secretary on March 15, 2011, and was promoted to Senior Vice President in the same function in June 2012. Previously Mr. Safier was Vice President, General Counsel, and Corporate Secretary of T-3 Energy Services, Inc. from March 2006 until March 2011. Prior to joining T-3 Energy Services, Inc., Mr. Safier was the General Counsel and Corporate Secretary for a privately held Houston based software company and in addition held positions of increasing responsibilities in the offices of two Houston based law firms. Mr. Safier is a member of the State Bar of Texas.

Samuel R. Rubio was named our Vice President – Controller and Chief Accounting Officer on December 31, 2008 and was promoted to Senior Vice President in the same function in June 2012. Mr. Rubio joined us in 2005 as the Assistant Controller and was subsequently promoted to Controller in 2007. He has a Bachelor of Business Administration degree from Sul Ross State University and is a Certified Public Accountant and a member of both the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. In addition, Mr. Rubio has over 25 years of experience in accounting at both operating division and corporate levels as well as the management of accounting organizations.

David E. Darling was named our Vice President – Human Resources on November 21, 2008 and was promoted to Senior Vice President in the same function in June 2012. Mr. Darling has over 23 years of human resource experience. He came to us through our acquisition of Rigdon Marine, where he was employed as Human Resource Director since 2007. Prior to joining Rigdon Marine, Mr. Darling served as Executive Vice President of Human Resources for a wholly owned subsidiary of the Ford Motor Company which he joined in 2000. Additionally, Mr. Darling has 15 years of experience in the offshore vessel industry as Vessel Master, Operations Manager and Human Resources Manager with Zapata Gulf Marine and Tidewater, Inc. Mr. Darling earned his Bachelor of Science in Human Resources Management from Brenau University and his Master of Science in Human Resources Management and Labor Relations from the New York Institute of Technology.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides information regarding the 2012 compensation program in place for our President and Chief Executive Officer, our Chief Financial Officer, and our three other most highly-compensated executive officers. This section includes information regarding our compensation philosophy and objectives, the components of our compensation program, and the key factors the Compensation Committee considered in determining the compensation for our named executive officers in 2012.

The components of our compensation program are as follows:

Type	Form	Terms
Cash	- Salary	- Set annually based on market conditions, peer data and other factors
	- Annual Non-Equity Incentive	- Linked to Company-Wide performance but discretionary factors are also considered

Equity	- Long-Term Incentive Awards

- Restricted stock with restrictions lapsing in thirds on each anniversary of the date of grant over three years

- Options to acquire our stock which become exercisable ratably over three years and have a seven year term

Other	- Employment Agreements and Severance and Change of Control Arrangements

- Automatic yearly renewal of employment agreements unless 120 days notice provided

- Change of Control payment equal to either two-and-a-half times for our President and Chief Executive Officer and two-times for two of our named executive officers of the executive’s annual salary plus his prior year’s annual bonus on a change of control and a termination of or adverse change in employment

	- Deferred Compensation Plan	- Allows deferral of salary and bonus with a portion required to be in our stock for distribution after retirement or resignation
- Benefits and Perquisites

- Generally on the same terms as other employees, including our employee stock purchase plan

- Our top two executives receive medical coverage from retirement to age 65

- Additional benefits include use of vehicle, club memberships and life insurance for certain senior executives

Compensation Philosophy and Objectives

Our compensation philosophy is to set the fixed compensation of our senior executives competitively for their demonstrated skills and industry experience. Variable compensation, both annual and long-term, should reflect the results of performance against a combination of quantitative and subjective measures. The Compensation Committee targets between 25% and the median of the peer group, which is larger on average than we are in terms of revenue and market capitalization, for all elements of pay, including base salary, annual incentive, and long-term incentives. Our compensation programs are designed so that superior performance is rewarded with payouts that are near the median of the market.

Our compensation and benefits programs are designed to achieve the following objectives:

•

Compensation should enable us to attract, motivate and retain talented executive officers capable of leading us in a competitive and changing industry and to align the interests of our executives with those of our stockholders to ensure long-term success and stockholder value.

•	Compensation should reflect the marketplace for talent. We strive to remain competitive with the pay of other peer companies with which we compete for talent.

•	Annual cash and equity awards should reflect progress towards our financial and personal goals that balance rewards for both short-term and long-term performance.

Say-on-Pay Stockholder Voting Results

At our 2012 annual meeting of stockholders, 95.9% of the shares that were voted approved the compensation of our named executive officers as disclosed in our 2012 proxy statement.

Administration

Our executive compensation program is developed and administered by the Compensation Committee of the Board, which is comprised of four non-employee independent directors. The Compensation Committee is responsible for the review and approval of all aspects of our executive compensation program. The specific duties and responsibilities of the Compensation Committee are described in this Proxy Statement under “Our Board of Directors – Board Committees and Meetings – Compensation Committee”. The recommendations of the Compensation Committee are approved by the full Board, including a majority of the independent directors.

Setting Executive Compensation

The Compensation Committee analyzes the compensation practices of a group of peer companies, consisting of other publicly-traded companies in the energy industry, including offshore vessel operators, offshore drilling companies, oilfield services companies and oil and gas exploration and energy companies. The Compensation Committee uses the compiled data from the peer group as a general guideline for discussion. The overall goal of this process is to enable us to provide total compensation packages that are competitive with prevailing practices in our industry.

In determining compensation for our named executive officers, each element of our compensation program is compared against published data. Deloitte Consulting LLC (“Deloitte”) was engaged in 2012 to provide us with proxy analysis and overall compensation guidance. The Compensation Committee selected the following 14 companies (the “peer group”) against which to compare our executive compensation program:

Basic Energy Services, Inc.	Key Energy Services Inc.
Bristow Group Inc.	Lufkin Industries Inc.
C&J Energy Services, Inc.	Newpark Resources, Inc.
Exterran Holdings, Inc.	Seacor Holdings Inc.
Helix Energy Solutions Group, Inc.	Superior Energy Services, Inc.
Hornbeck Offshore Services, Inc.	Tetra Technologies Inc.
Ion Geophysical Corporation	Tidewater Inc.

The Compensation Committee reviews the composition of the peer group on an annual basis. The Compensation Committee may elect to modify the peer group in future periods to reflect best practices in executive compensation or changes in our business or the business of other companies, in and outside the peer group.

Deloitte was also engaged in 2012 to conduct an Executive Compensation Review comparing our compensation practices with those in our peer group. This information allowed our Compensation Committee to directly compare compensation and principal components for our named executive officers with those similarly situated officers in our peer group, as well as review aggregate compensation as compared to such group.

Role of the Chief Executive Officer in Executive Compensation Decisions

Our President and Chief Executive Officer works closely with the Compensation Committee providing his assessment and recommendations on the competitiveness of the programs, performance issues and challenges, and makes recommendations for consideration pertaining to the compensation of his executive team. He also determines the compensation for two of our named executive officers. The Compensation Committee takes these recommendations into consideration and either approves or works with the President and Chief Executive Officer to develop suitable proposals. The President and Chief Executive Officer does not, however, make, participate in, provide input for or make recommendations about his own compensation.

Setting Performance Measures

When setting performance goals and objectives, we attempt to use criteria that assess our performance against our peer group rather than absolute performance. This is based on the belief that our absolute performance can be affected both negatively and positively by industry factors over which our executives have no control, such as prices for oil and natural gas. We have developed metrics we feel reflect performance against our peers with a balance of specific internal goals that will enhance our ability to grow and create further stockholder value.

For additional detail regarding our performance measures and how they affect our executive compensation please see sections entitled “Non-Equity Incentive Plan Compensation” and “2012 Executive Compensation – Our 2012 Performance” below.

Performance Review

At the end of each year, calculations required to support achievement of compensation goals established by the Compensation Committee are also provided to the Compensation Committee. The Compensation Committee then reviews the performance of our top three named executive officers based on their achievement of the established objectives, contribution to our performance and individual performance. This review is shared with the President and Chief Executive Officer and recommendations for compensation are provided to the Board for consideration and approval.

For our other named executive officers, performance criteria is set at the beginning of the year and reviewed at the end of the year. Recommendations for compensation are approved by the President and Chief Executive Officer.

Compensation Program Components and Underlying Philosophy

An executive’s compensation typically consists of:

•	base salary paid in cash;

•	annual non-equity incentive paid in cash;

•	long-term incentive awards;

•	employment agreements and severance and change in control arrangements;

•	deferred compensation;

•	benefits; and

•	perquisites.

The balance among these components is established annually by the Compensation Committee and is designed to recognize past performance, retain key employees and encourage future performance. For a breakdown of the mix of short term and long term compensation in 2012, please see the table included under the section entitled “Allocation of Short and Long-Term Compensation” below.

The Compensation Committee reviews and recommends the specific base salary and bonus compensation of our top three named executive officers, while Messrs. Safier’s and Rubio’s base salary and bonus compensation are determined by our President and Chief Executive Officer based on similar guidelines. The President and Chief Executive Officer recommends performance criteria for the named executive officers other than himself. Those executive officers do not participate in the deliberation process of the Compensation Committee. Our executive officers do participate in the review and award process for other key employees.

For 2012, the Compensation Committee determined that the annual non-equity incentive and long-term incentive awards granted to our named executive officers should be tied to Company-Wide performance with a discretionary component, and should not include any individual performance components as used in prior years. This decision was made by the Compensation Committee as a way to further incentivize our executive officers to focus on the achievement of the Company-Wide performance goals established at the beginning of 2012. For further information regarding our Company-Wide performance goals, see “2012 Executive Compensation – Our 2012 Performance”.

The particular elements of the compensation programs for such persons are set forth in more detail below.

Base Salary

Salary for our executive officers is reviewed and set annually based on the market practices observed within the peer group. Salary levels are adjusted to take into account job responsibility, job complexity, individual performance, cost of living and other relevant factors. We believe this component of pay is one of the most effective ways to attract and retain executives. We generally set our named executive officers’ base salaries to fall between the 25th percentile and the median of our peer group.

In addition to market practices, the Compensation Committee considers our overall salary increases that are established each year based on industry information and current economics. The objective is to allow for salary increases to retain, motivate and reward successful performance while maintaining affordability within our business plan. Though individual increases can be more or less than the budgeted percentage amount in a given year depending on individual performance, the aggregate of the increases must stay within budget in most cases. Exceptions can be made when executive officers are promoted and assume additional responsibilities.

Non-Equity Incentive Plan Compensation

We provide incentive compensation to our executive officers and key employees in the form of annual cash bonuses relating to financial and operational achievements during the prior year pursuant to the GulfMark Offshore, Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”) for the purpose of retaining and motivating our executive officers and key employees. Cash bonus awards under our Incentive Compensation Plan are linked to the achievement of Company-Wide performance goals, and are designed to put a significant portion of total compensation at risk in order to motivate and retain our executive officers and key employees. This structure is designed to allow for a target total cash compensation opportunity (base salary plus non-equity incentive award) to be at or above the 25th percentile and the median when compared to our peer group.

The cash amounts of such bonuses for executive officers are determined by the Compensation Committee using the following formula:

Annual Salary	x	Bonus Target Percentage	x	Company- Wide Performance Multiplier	=	Cash Bonus Amount

The Compensation Committee establishes an annual bonus target for each executive officer based upon a review of the competitive data for that position, level of responsibility and ability to impact our success. Individual executive officer bonus targets for our named executives, other than our President and Chief Executive Officer, range from 65% to 100% of base salary. The President and Chief Executive Officer’s bonus has no limit as the Compensation Committee believes there should be flexibility to award amounts in excess of base salary given attainment of significant achievements above the Company-Wide goals and objectives established for the year.

The Company-Wide Performance Multiplier is based on our financial performance (60%), our safety performance (10%), our operational performance (15%) and a discretionary component (15%). Although the achievement of certain financial objectives as measured by a business segment’s earnings are considered in determining incentive compensation, other subjective and less quantifiable criteria are also considered, such as market penetration, development of the fleet, and effectiveness of new information systems. In this regard, the Compensation Committee takes into account specific operational achievements that are expected to affect future earnings and results, or that had an identifiable impact on the prior year’s results. For additional detail regarding our performance metrics and our actual performance, please see the section entitled “2012 Executive Compensation – Our 2012 Performance” below.

Equity Incentive Plan

We also provide long-term incentive compensation to our executive officers and key employees through equity awards pursuant to our GulfMark Offshore, Inc. 2010 Omnibus Equity Incentive Plan. The use of equity awards is intended to provide incentives to our executive officers and key employees to work toward our long-term goals.

Since 2004, equity awards granted by the Compensation Committee had consisted solely of restricted stock. For performance in 2012, the Compensation Committee chose to award a mixture of both restricted stock and stock options to executive officers and key employees in order to create a higher level of retention and further align executive management and stockholder interests. The awards are granted in March of the year following the performance year, which gives the Compensation Committee enough time to review the prior year’s performance. The restrictions on the restricted shares awarded generally lapse in thirds on each anniversary of the date of grant over three years, and the stock options become exercisable over a three year period with a seven year term.

The number of shares of restricted stock awarded to each of our named executive officers is determined by the following formula:

(	Total Annual Base Salary	x	Target Equity Award Percentage	) x 75%	÷	Average High and Low Stock Price on Date of Award	=	Number of Shares Awarded

The number of shares underlying the stock options awarded to each of our named executive officers is determined by the following formula:

(	Total Annual Base Salary	x	Target Equity Award Percentage	) x 25%	÷	Black-Scholes Value	=	Number of Options Awarded

Employment Agreements and Severance and Change of Control Arrangements

Currently we have employment agreements with our top two executive officers: President and Chief Executive Officer and Executive Vice President and Chief Financial Officer, and an employment agreement and separate change of control agreement with our Senior Vice President – General Counsel and Secretary. These employment agreements provide, among other things, for a minimum base salary for the executive, for the executive’s participation in our Incentive Compensation Plan and our incentive, savings, retirement and other benefit plans applicable to our executives generally, and for the perquisites described below. In addition, the agreements provide for certain severance payments in the event the executive is terminated without cause or terminates his employment for good reason, including as a result of a change of control, as provided in the agreements.

The purpose of the employment agreements is to:

•	ensure that we will have the continued dedication of the executive;

•	diminish the inevitable distraction of the executive resulting from the uncertainties and risks created by a pending or threatened change of control; and

•	to provide the executive with compensation and benefits arrangements that are competitive with those of other corporations.

The change of control provision included in each of the employment agreements for our top two executive officers and the change of control agreement for our Senior Vice President – General Counsel and Secretary requires a double trigger in order to receive any payment in the event of a change of control situation. First, a change of control must occur, and second the individual must terminate his employment for good reason or we must terminate his employment without cause within six months prior to or one year following the change of control event. We believe providing a change of control protection ensures impartiality and objectivity of our top two named executive officers and our Senior Vice President – General Counsel and Secretary in the context of a change of control situation and protects the interests of our stockholders.

Deferred Compensation

We provide our executives with the opportunity to defer certain portions of their salary and bonuses paid by us for distribution after retirement or resignation through our EDC Plan. The EDC Plan is intended to encourage the continued employment of the participating employees and to facilitate the recruiting of executive officers and other highly compensated employees required for our continued growth and profitability. Deferred compensation can be used to purchase shares of our Common Stock or may be retained by us and earn interest. We may match certain of the executive’s deferred compensation that is used to purchase our Common Stock, and any matching portion will vest over time based on the individual officer’s years of service. Our executives’ benefits and participation in the EDC Plan are described in “Deferred Compensation” on page 31 of this Proxy Statement.

Benefits

Our executive officers participate in our other benefit plans on the same terms as other employees. These plans include a defined contribution plan, our 401(k) plan, for which we match up to 100% of the first 5% of salary contributed by the employee, medical, dental, term life insurance, and our employee stock purchase plan. Messrs. Streeter and Kneen will also be provided with medical coverage from the date of retirement until they attain age 65.

In addition, we entered into agreements in January 2000, which have been amended in 2010 and 2012, to reimburse Messrs. Streeter and Leech for premiums paid under two life insurance policies since their inception in 1990 through June 30, 2011, provided they continue their employment with us until their retirement date as defined in the agreement (each, a “Life Insurance Agreement”). Mr. Leech will be paid $352,460 on May 30, 2013 in accordance with his Life Insurance Agreement and his employment agreement. On December 4, 2013, six months following his retirement date and in accordance with his Life Insurance Agreement and his employment agreement, Mr. Streeter will be paid $377,250.

Perquisites

We provide our executives with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program. Executives are provided with the following benefits as a supplement to their other compensation:

•

Use of vehicle: We provided each of Messrs. Streeter, Leech (through his November 30, 2012, separation date) and Rosenwasser with a vehicle for use for travel to and from the office and business-related events. We paid for all maintenance, insurance and gasoline for such vehicles; and

•

Use of club membership: We paid for the monthly membership fees for certain golf or social clubs for Messrs. Streeter and Leech (through his November 30, 2012, separation date) so that they have an appropriate entertainment forum for customers and vendors.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for our directors and executives, which are incorporated in our Governance & Nominating Policy and can be found on our website, www.gulfmark.com and can be accessed by first selecting “Investor Relations” and then selecting “Corporate Governance”. The guidelines require our directors and executive officers to hold the following values in the form of our Common Stock (the director’s annual base compensation or the executive’s base salary is multiplied by the appropriate multiple):

•	6x for the chief executive officer,

•	5x for all directors,

•	3x for the executive vice presidents, and

•	2x for all other named executive officers.

Ownership of the guideline amounts must be maintained for as long as the director or executive officer is subject to the guidelines, subject to a three year phase in from the date of appointment of the director or executive officer to the applicable office. All of our named executive officers and directors are in compliance with the stock ownership guidelines.

2012 Executive Compensation

Determination of 2012 Base Salary

In recommending base salaries for 2012, the Compensation Committee considered our overall salary increases that were established based on industry information and current economics. During the first quarter of 2012, the Compensation Committee approved base salaries for Messrs. Streeter, Kneen and Leech. The President and Chief Executive Officer established 2012 base salaries for Messrs. Rosenwasser, Safier and Rubio. Relevant industry and market data were considered and executive compensation benchmark data derived from executive compensation surveys and information relating to our peer group was reviewed when making salary determinations. Based on the analysis of this information and the goals and objectives described above in “Compensation Program Components and Underlying Philosophy – Base Salary”, the Compensation Committee and our President and Chief Executive Officer determined the following 2012 base salaries were reasonable:

Name	Title	2012 Base Salary
Bruce A. Streeter	President and Chief Executive Officer	$652,163
Quintin V. Kneen	Executive Vice President and Chief Financial Officer	313,698
John E. (“Gene”) Leech	Executive Vice President—Operations	317,321	(1)
David B. Rosenwasser	Senior Executive Vice President and Chief Operating Officer	293,898	(2)
Richard M. Safier	Senior Vice President—General Counsel and Secretary	253,575
Samuel R. Rubio	Senior Vice President—Controller and Chief Accounting Officer	220,455

(1)	Mr. Leech separated from the Company on November 30, 2012.
(2)

Mr. Rosenwasser was named Executive Vice President and Chief Operating Officer on June 13, 2012 with a base salary of $325,000. Previously, Mr. Rosenwasser was our Vice President—Americas. As his salary was adjusted mid-year, his actual salary in 2012 was $293,898.

Our 2012 Performance

At the beginning of 2012, the Compensation Committee established a Bonus Target Percentage of 100% for each of Messrs. Leech and Kneen. No Bonus Target Percentage was established for our President and Chief Executive Officer as the Compensation Committee believes there should be flexibility to award amounts in excess of base salary given attainment of significant achievements above the Company-Wide goals and objectives established for the year. Our President and Chief Executive Officer established a Bonus Target Percentage of 100% for Messrs. Rosenwasser and Safier and 65% for Mr. Rubio. At the beginning of 2012, the Compensation Committee established the following performance goals and weighting for the Company-Wide Performance Multiplier components:

Financial (60% weighting)

•	Achieve operating income of $102.3 million;

•	Attain return on investment of 11%; and

•	Meet or exceed the rolling twelve months average peer group EBITDA margin.

Safety (10% weighting)

•	Attain lost time incident frequency (“LTIF”) of less than 0.5 per million man hours; and

•	Attain total recordable incident frequency (“TRIF”) of less than 2.0 per million man hours.

Operational (15% weighting)

•	Successfully manage executive transition program;

•	Successfully manage new build construction program; and

•	Complete corporate debt restructuring.

Discretionary (15% weighting)

Annual Cash Incentive Bonus of our Named Executive Officers

In March 2013, the Compensation Committee reviewed our actual performance relative to the pre-established financial performance goals for 2012, which were:

•	Actual operating income of $51.3 million compared to the goal of $102.3 million;

•	Return on investment of 3.3% versus the goal of 11%; and

•	EBITDA margin of 28.7% compared to peer group EBITDA margin of 26.5%.

Based on the Company’s financial performance versus the performance goals as set forth above and certain other qualitative factors reflecting 2012 activity, the Compensation Committee set the financial component at 5%.

The Compensation Committee also determined that the safety goal had been fully achieved as actual LTIF performance was 0.18 compared to a goal of 0.50, and actual TRIF of 1.20 was achieved compared to a goal of 2.0. The Compensation Committee set the safety component at 10%.

The Compensation Committee reviewed the operational goals and determined that the goals had been fully achieved and set the operational component at 15%.

Finally, the Compensation Committee considered a number of factors in exercising its discretion to award the full 15% discretionary component based on a subjective evaluation of various factors including, among other items, asset purchases and disposals, new market penetrations, vessel utilization and contract cover attainment, cost control goals and management development.

The table below summarizes the 2012 bonus calculations for each of our current named executive officers.

	Financial	Safety	Operational	Discretionary	Total	Annual Cash Incentive
Bruce A. Streeter	5%	10%	15%	15%	45%	$293,474
Quintin V. Kneen	5%	10%	15%	15%	45%	141,165
David B. Rosenwasser	5%	10%	15%	15%	45%	132,255
Richard M. Safier	5%	10%	15%	15%	45%	114,109
Samuel R. Rubio	5%	10%	15%	15%	45%	74,404

Mr. Leech

On October 16, 2012, we provided written notice to Mr. Leech that his employment would end no later than November 30, 2012. Written notice was given pursuant to that certain Amended and Restated Employment Agreement between Mr. Leech and our subsidiary, GulfMark Americas, Inc., dated October 14, 2009 (the “Agreement”).

Mr. Leech is entitled to certain benefits as provided under Section 5(a) of the Agreement, which includes the vesting of any and all outstanding stock options and restricted stock and continued participation, if possible, under our benefit plans as set forth in the Agreement. On November 30, 2012, Mr. Leech had no outstanding stock options and 24,836 shares of restricted stock held by him became fully vested. In addition, pursuant to the Agreement, Mr. Leech will receive a one-time cash payment on May 30, 2013 of $1,747,629, which represents the sum of (i) two full years base salary ($692,336), (ii) two times his fiscal year 2011 bonus ($535,140), (iii) his pro-rated fiscal year 2012 bonus based on his fiscal year 2011 bonus ($244,845), (iv) two years of Company match under our 401(k) plan ($34,617), (v) two years of Company match under our deferred compensation plan ($184,121) and (vi) an agreed upon supplemental benefit ($56,570). In addition, on May 30, 2013, Mr. Leech will receive payment in accordance with his Life Insurance Agreement ($352,460), as well as his aggregate balance under our deferred compensation plan ($1,748,893 as of December 31, 2012). He received a payment on November 30, 2012 representing his accrued vacation as of that date ($33,285).

2012 Grants of Long-Term Incentive Awards

The Compensation Committee believes long-term incentive awards provide an effective means of executive retention and an incentive to build stockholder value. The determination of the number of shares granted is based on market compensation data as well as the executive’s responsibility and ability to influence our performance.

For 2012, the Compensation Committee set the Target Equity Award Percentage at 200% for each of Messrs. Streeter and Kneen, and our President and Chief Executive Officer set the Target Equity Award Percentage at 200% for Messrs. Rosenwasser and Safier and at 110% for Mr. Rubio.

Based on the performance of our Common Stock and the Compensation Committee’s review of competitive practices and our financial achievements and performance, the Compensation Committee determined awards under our 2010 Omnibus Incentive Equity Plan in the form of restricted stock to our named executive officers for performance in 2012 were reasonable.

Our policy has been to issue equity awards to all of our U.S. employees at the same time in March, therefore, all restricted stock awards, including those for our named executive officers, were granted on March 24, 2013, when the average of the high and low stock price was at $38.83 per share. In addition, for 2012, we also issued stock option awards to our senior executives. The following table sets forth the value of restricted stock and options and the number of shares or shares underlying options issued to each of our named executive officers:

Named Executive Officer	Value of Restricted Shares Awarded	Grant Date Stock Price	Restricted Shares Awarded(1)	Value of Stock Option Awards	Exercise Price	Number of Shares Underlying Options(2)
Quintin V. Kneen	$470,547	$38.83	12,118	$156,849	$38.93	14,783
David B. Rosenwasser	440,847	38.83	11,353	146,949	38.93	13,850
Richard M. Safier	209,199	38.83	5,388	69,733	38.93	6,572
Samuel R. Rubio	181,875	38.83	4,684	60,625	38.93	5,714

(1)

Our restricted stock is issued under our 2010 Equity Incentive Plan and vesting is subject to continued employment with us and, while previous performance is considered in making the award, once awarded, the restricted stock is not tied to any level of performance requirements. Restrictions on the restricted stock awarded lapse over three years, 1/3 per year.

(2)

Our stock options become exercisable over three years, 1/3 per year, and have a seven year term. The number of options awarded was determined using the Black-Scholes value as of March 24, 2013, or $10.61, and the exercise price set using the stock price of our Common Stock as of the end of trading on Friday, March 22, 2013, or $38.93.

Mr. Streeter is retiring from the Company on June 4, 2013 and was not awarded restricted stock or stock options. Mr. Leech separated from the Company November 30, 2012 and was not eligible for an equity award.

Allocation of Short and Long-Term Compensation

The Compensation Committee chose to allocate the compensation program for our executive officers and key employees between equity-based and non-equity-based compensation in order to balance the policies of supporting long-term performance measures while rewarding yearly performance goals. In 2012, the percentage of short-term to long-term benefits given to our named executive officers is listed below based on the 2012 Summary Compensation Table:

Name	Short-Term Benefits(1)	Long-Term Benefits(2)	Total
Bruce A. Streeter	84.0%	16.0%	100.0%
Quintin V. Kneen	39.0%	61.0%	100.0%
David B. Rosenwasser	39.0%	61.0%	100.0%
Richard M. Safier	51.0%	49.0%	100.0%
Samuel R. Rubio	49.0%	51.0%	100.0%

Mr. Leech separated from the Company on November 30, 2012.

(1)	Short-Term Benefits include salary, bonus, non-equity incentive plan awards, insurance premiums paid, club dues, and personal use of our vehicles.
(2)	Long-Term Benefits include stock awards, matching amounts under the EDC Plan and retirement contributions.

2013 Compensation Decisions

In March 2013, the Compensation Committee considered whether adjustments should be made to the 2013 base salaries and incentive bonus potential under the Incentive Compensation Plan for our named executive officers. The Compensation Committee adjusted each of Messrs. Streeter’s, Kneen’s and Rosenwasser’s base salary and incentive bonus potential based on individual performance, competitive norms, current market conditions and the other factors discussed under “Compensation Components and Underlying Philosophy – Base Salary” and “Compensation Components and Underlying Philosophy – Non-Equity Incentive Plan Compensation” above. The President and Chief Executive Officer determined that Messrs. Safier’s and Rubio’s 2013 compensation should be adjusted as set forth below based on the same factors used to determine the compensation of the other named executive officers. The following table sets forth the 2013 base salaries and the target incentive bonus potential (as a percentage of base salary) for the named executive officers.

Name	Title	2013 Base Salary	Percentage Increase Over 2012	Target 2013 Incentive Bonus (as a % of Base Salary)
Bruce A. Streeter	President and Chief Executive Officer	$671,728	3.0%	— (1)
Quintin V. Kneen	Executive Vice President and Chief Financial Officer	355,000	13.2%	— (2)
David B. Rosenwasser	Senior Executive Vice President and Chief Operating Officer	355,000	20.7%	100%
Richard M. Safier	Senior Vice President—General Counsel and Secretary	261,182	3.0%	100%
Samuel R. Rubio	Senior Vice President—Controller and Chief Accounting Officer	227,069	3.0%	65%

(1)	Mr. Streeter will retire from the Company on June 4, 2013 and is not participating in the 2013 Incentive Bonus Plan.
(2)

Mr. Kneen will be named President and Chief Executive Officer on June 4, 2013. The Compensation Committee believes there should be flexibility to award the President and Chief Executive Officer amounts in excess of base salary given attainment of significant achievements above the Company-Wide and individual goals and objectives established for the year, which is why Mr. Kneen has an unlimited incentive bonus potential.

Tax Considerations

In certain situations, tax regulations limit the deductibility of executive compensation paid to executive officers. Compensation paid to any one executive in excess of $1,000,000 will not be deductible unless it is performance-based and paid under a plan that has been approved by stockholders consistent with the requirements of Section 162(m) of the Internal Revenue Code. The Compensation Committee periodically reviews the application of this legislation when reviewing executive compensation; however, the limitation on deductibility of executive compensation has not had a material impact on us to date, and the decision has been to retain the flexibility of the current approach in setting goals and applying discretion where and when required.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the management of GulfMark Offshore, Inc. Based on that review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board:

David J. Butters – Chairman of the Compensation Committee

Peter I. Bijur – Compensation Committee Member

Sheldon S. Gordon – Compensation Committee Member

Rex C. Ross – Compensation Committee Member

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year		Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Bruce A. Streeter	2012		$652,163	$—	$—	$293,474	$2,663	$216,672	$1,164,972
President and Chief	2011		630,109	1,260,234	—	504,087	639	199,956	2,595,025
Executive Officer	2010		610,275	760,511	—	427,195	290	167,190	1,965,461
Quintin V. Kneen	2012		313,698	470,547	156,849	141,165	—	96,286	1,178,545
Executive Vice	2011		303,090	606,179	—	242,472	—	98,144	1,249,885
President and Chief	2010		293,550	718,568	—	267,135	—	101,643	1,380,896
Financial Officer
John E. (“Gene”) Leech	2012	(6)	317,321	—	—	—	1,923	1,900,553	2,219,797
Executive Vice	2011		334,463	668,924	—	267,570	452	127,600	1,399,009
President—Operations	2010		323,935	484,440	—	272,125	207	97,261	1,177,968
David B. Rosenwasser	2012	(7)	293,898	440,847	146,949	132,255	547	80,923	1,095,419
Senior Executive Vice
President and Chief
Operating Officer
Richard M. Safier	2012		253,576	209,199	69,733	114,109	—	78,463	725,080
Senior VP—General	2011	(8)	194,886	389,750	—	179,295	—	16,044	779,975
Councel and Secretary
Samuel R. Rubio	2012		220,455	181,875	60,625	74,404	—	67,870	605,229
Senior VP—Controller	2011		213,000	234,289	—	145,000	—	62,755	655,044
and Chief Accounting	2010		200,000	259,233	—	120,000	—	53,940	633,173
Officer

(1)

For the 2012 and 2011 stock awards, the Compensation Committee met on March 5, 2013 and March 14, 2012, respectively, and established a value for stock to be awarded to the named executive officers. Stock was awarded using an average of the high and low stock price on the grant date of our Common Stock, March 24, 2013 and 2012, which was $38.83 per share and $46.76 per share, respectively. For the 2010 stock award, the Compensation Committee met on January 24, 2011 and established a number of shares to be awarded to each of the top three named executive officers. The other named executive officers stock awards were determined by a formula that included their total cash compensation and their target equity award percentage. All stock awarded for 2010 was valued based on the average of the high and low price on March 24, 2011, or $43.51 per share.

(2)

For the 2012 option awards, the Compensation Committee met on March 5, 2013, and established a value for options to be awarded to the named executive officers. The number of options awarded was determined using the Black-Scholes value as of March 24, 2013, or $10.61, and the exercise price set using the stock price of our Common Stock as of the end of trading on Friday, March 22, 2013, or $38.93.

(3)

Represents cash amounts for 2012 which are paid in 2013 under the Incentive Base Compensation Plan. The calculation is based on factors identified by the Compensation Committee and discussed in the “Compensation Discussion and Analysis” on pages 16 to 26 of this Proxy Statement.

(4)	Represents deferred compensation earnings on salary and other incentive awards that the individual elects to defer where the earnings exceed a market rate specified by SEC rules.

(5)	All Other Compensation includes the following:

Name	Matching 401(k) Contributions	Insurance Policy Premiums	Club Dues	Personal Use of Company Vehicles	EDC Match	Contractual Separation Benefits	Total
Bruce A. Streeter	$12,500	$24,057	$2,360	$4,318	$173,437	$—	$216,672
Quintin V. Kneen	12,500	360	—	—	83,426	—	96,286
John E. (“Gene”) Leech	12,500	17,320	—	2,085	87,734	1,780,914	1,900,553
David B. Rosenwasser	12,500	240		3,901	64,282	—
Richard M. Safier	12,500	1,032	—	—	64,931	—	78,463
Samuel R. Rubio	12,500	552	—	—	54,818	—	67,870

(6)

Mr. Leech separated from the Company on November 30, 2012. See “2012 Executive Compensation – Annual Cash Incentive Bonus of Our Named Executive Officers – Mr. Leech” on page 24 for more detailed information regarding Mr. Leech’s separation benefits.

(7)	Mr. Rosenwasser became a named executive officer when he was named Executive Vice President and Chief Operating Officer in June 2012.
(8)	Mr. Safier was employed by us on March 15, 2011. His 2011 annual base salary was $245,000, but he received only $194,886 in 2011.

AGREEMENTS RELATED TO EMPLOYMENT

We have agreements relating to employment with Messrs. Streeter, Kneen and Safier. Each agreement entitles the employee to be employed in his present position with us and to receive a minimum annual salary that is at least equal to his current salary. The current terms of the agreements for Messrs. Streeter and Kneen expire on December 31, 2013, and for Mr. Safier expires on March 15, 2014, provided that all three employment agreements will be automatically renewed for additional terms of one year each unless 120 days notice is given by us or the executive prior to termination of the then-current term or the employment agreement terminates according to its terms. The employment agreements each provide that the executive will be eligible to participate in our bonus and other benefit plans and in the case of Mr. Streeter, be reimbursed for a country club membership and the use of a vehicle. Our agreements with Messrs. Streeter, Kneen and Safier further provide for certain severance payments and other termination benefits to the executives. Those payments and benefits are described in “Potential Payments upon Termination or Change of Control” beginning on page 32 of this Proxy Statement.

In addition, we have indemnification agreements with certain of our executive officers and our independent directors, which provide for indemnification rights in addition to those provided under our governing documents.

GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning grants of restricted stock and stock options awarded in 2013 based on 2012 compensation:

	All Other Stock Awards:
Name	Grant Date	Number of Restricted Shares of Stock (1)	Number of Securities Underlying Stock Options(2)	Exercise Price of Stock Option Awards	Grant Date Fair Value of Restricted Stock and Stock Options Awards
Quintin V. Kneen	3/24/2013	12,118	14,783	$38.93	$627,396
David B. Rosenwasser	3/24/2013	11,353	13,850	38.93	587,796
Richard M. Safier	3/24/2013	5,388	6,572	38.93	278,932
Samuel R. Rubio	3/24/2013	4,684	5,714	38.93	242,500

(1)

Our restricted stock is issued under our 2010 Equity Incentive Plan and vesting is subject to continued employment with us and, while previous performance is considered in making the award, once awarded, the restricted stock is not tied to any level of performance requirements. Restrictions on the restricted stock awarded lapse over three years, 1/3 per year.

(2)

Our stock options become exercisable over three years, 1/3 per year, and have a seven year term. The number of options awarded was determined using the Black-Scholes value as of March 24, 2013, or $10.61, and the exercise price set using the stock price of our Common Stock as of the end of trading on Friday, March 22, 2013, or $38.93.

As Mr. Streeter will retire on June 4, 2013, he was not granted any restricted stock or stock options in 2013.

The following table provides information concerning grants of restricted stock awarded in 2012 based on 2011 compensation.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1)(2)	Grant Date Fair Value of Stock and Options Awards
Bruce A. Streeter	3/24/2012	26,954	$1,260,234
Quintin V. Kneen	3/24/2012	12,965	606,179
John E. (“Gene”) Leech	3/24/2012	14,307	668,924
David B. Rosenwasser	3/24/2012	5,089	238,165
Richard M. Safier	3/24/2012	8,336	389,750
Samuel R. Rubio	3/24/2012	5,011	234,289

(1)

Our restricted stock is issued under our 2010 Equity Incentive Plan and vesting is subject to continued employment with us and, while previous performance is considered in making the award, once awarded, the restricted stock is not tied to any level of performance requirements.

(2)	Restrictions on the restricted stock awarded lapse over three years, 1/3 per year.

OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table provides information concerning unexercised options and restricted stock that have not vested for each named executive officer as of December 31, 2012:

	Option Award			Stock Award
	Number of Securities Underlying Unexercised Options
Name	Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
Bruce A. Streeter	—	—	—	8,075	(2)	$278,184
	—	—	—	11,652	(3)	401,411
	—	—	—	26,954	(4)	928,565
Quintin V. Kneen	—	—	—	5,730	(2)	197,395
	—	—	—	11,010	(3)	379,295
	—	—	—	12,965	(4)	446,644
David B. Rosenwasser	—	—	—	2,000	(2)	68,900
	—	—	—	5,500	(3)	189,475
	—	—	—	5,089	(4)	175,316
Richard M. Safier	—	—	—	4,000	(5)	137,800
				8,336	(4)	287,175
Samuel R. Rubio	—	—	—	1,646	(2)	56,705
	—	—	—	3,972	(3)	136,835
	—	—	—	5,011	(4)	172,629

(1)	Value based on the market value of the Common Stock on December 31, 2012 which was $34.45 per share.
(2)	Restricted stock award vested on March 24, 2013.
(3)	Restricted stock award vested 1/2 on March 24, 2013 and will vest 1/2 on March 24, 2014.
(4)	Restricted stock award vested 1/3 on March 24, 2013 and will vest one-third on each of March 24, 2014, and 2015.
(5)	Restricted stock vests on March 15, 2014.

2012 OPTION EXERCISES AND RESTRICTED STOCK VESTED

The table below provides information on stock option exercises, sales of vested stock options, vesting of restricted stock and the value realized by such vesting by our named executive officers during 2012. The table also includes the number of shares acquired upon exercise of options and the value realized before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized in Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Bruce A. Streeter	—	$—	37,840	$930,031
Quintin V. Kneen	—	—	16,151	280,593
John E. (“Gene”) Leech(2)			42,219	101,487
David B. Rosenwasser	—	—	7,616	143,952
Samuel R. Rubio	—	—	6,098	115,420

(1)

Value realized represents the difference between the fair market value of the shares at the time of exercise or vesting, as appropriate, and the exercise price or fair market value of the shares at the time of grant.

(2)	Mr. Leech’s restricted stock vested upon his separation from the Company on November 30, 2012.

EQUITY COMPENSATION PLANS

The table below provides information relating to our equity compensation plans, all of which have been approved by our stockholders, as of December 31, 2012:

Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Compensation Plans (Excluding Securities Reflected in First Column)
20,000(1)	$14.11	770,858
332,500(2)

(1)

Related to the Amended and Restated 1993 Non-Employee Director Stock Option Plan, the 1997 Incentive Equity Plan, the 2011 Non-Employee Director Share Incentive Plan and the 2010 Omnibus Equity Incentive Plan.

(2)

Related to the shares held in the “rabbi” trust under the EDC Plan. As Common Stock is purchased by the trustee from amounts received through deferred compensation and Company match, there is no weighted-average exercise price or any securities available for future issuance.

DEFERRED COMPENSATION

Executive Deferred Compensation Plan

We sponsor the EDC Plan whereby participants may elect to contribute a portion of their cash compensation, which is matched by us up to a certain point, and in which we may elect to make additional discretionary contributions. Contributions are generally not taxable to the participant until distributed, generally after retirement or resignation. Participants in the EDC Plan are generally our directors and senior management, including all persons described in this Proxy Statement.

Although discretionary, we have elected every year since inception of the EDC Plan to contribute 7.5% of a participant’s total cash compensation to the EDC Plan. In addition, contributions by the participants are matched dollar-for-dollar up to 7.5% of the participant’s total cash compensation.

Employee participants may elect to contribute up to 50% of their base salary and between 10% and 100% of their annual cash bonus. The first 7.5% of compensation contributed by participants must be used to purchase our common stock, and all our matching and discretionary contributions are made in our common stock. Contributions by participants in excess of 7.5% of their cash compensation can be allocated into either our common stock or an account in which we provide a return equivalent to the prime rate (as reported by the Federal Reserve) plus 2%.

Participants are always fully vested in their contributions to the EDC Plan and vest in contributions made by us pro rata over five years. The EDC Plan’s assets are available to satisfy the claims of all our general creditors in the event of our bankruptcy or insolvency. Total compensation in 2012, which has been contributed by our named executive officers, and contributions made by us in favor of these individuals, is as follows:

Name	Aggregate Balance at December 31, 2011	Executive Contributions in 2012	Our Contributions in 2012	Aggregate Earnings in 2012(1)	Aggregate Balance at December 31, 2012
Bruce A. Streeter	$2,820,243	$99,321	$173,438	$(451,418)	$2,641,584
Quintin V. Kneen	573,356	47,775	83,426	(108,071)	596,486
John E. (“Gene”) Leech	1,910,762	50,556	87,734	(300,159)	1,748,893
David B. Rosenwasser	788,958	35,507	64,281	(128,333)	760,413
Richard M. Safier	23,660	19,018	64,931	(13,355)	94,254
Samuel R. Rubio	422,376	16,534	54,818	(73,961)	419,767

(1)

Aggregate earnings, which include interest, are included under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table only to the extent they exceed the market rate specified by SEC rules, as shown in footnote 3 to the Summary Compensation Table.

At December 31, 2012, we had a total deferred compensation liability of $6.3 million to the above named executive officers under the EDC Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following describes the amounts potentially payable to our named executive officers for fiscal year 2012 upon termination of employment or if we undergo a change of control. The amounts set forth in this section are estimates that are based on a number of assumptions. Actual amounts payable to our named executive officers could be materially different. The following discussion is based on each named executive officer’s agreements with us, salary level and restricted stock and stock option holdings as of December 31, 2012, and the benefits paid to the named executive officer during 2012 and assumes the termination or change of control occurs on December 31, 2012. In addition, it assumes a price per share of our Common Stock of $34.45, which was the closing price per share on December 31, 2012, as reported on the New York Stock Exchange.

Bruce A. Streeter and Quintin V. Kneen

Under Messrs. Streeter’s and Kneen’s respective employment agreements, each executive is entitled to receive termination benefits in the event he terminates his employment with us for “good reason” or is terminated without “cause” by us, either during the term of his agreement or during a “change of control” period, defined as the period beginning on the six month anniversary of a change of control and ending on the twelve month anniversary of a change of control.

The terms “cause,” “good reason,” and “change of control” are defined in the executives’ employment agreements and have the meanings generally described below. You should refer to the individual agreements for the actual definitions.

“Good reason” is defined as: (i) a significant reduction in the duties or responsibility of the executive or the assignment to him of duties materially inconsistent with his position; (ii) relocation of more than 75 miles from his present business address; or (iii) material breach by us of his employment agreement.

“Cause” is defined as: (i) the willful and continued failure by the executive to perform his duties; (ii) the executive being convicted of or entering a plea of nolo contendere to the charge of a felony; (iii) the commission by the executive of a material act of dishonesty or breach of trust resulting or intending to result in personal benefit or enrichment to the executive at our expense; or (iv) an unauthorized absence from employment.

“Change-of-Control” generally means that: (i) the majority of the Board of Directors consists of individuals other than those serving as of the date of the named executive’s employment agreement or those that were not elected by at least 50% of those directors; (ii) there has been a merger of us in which at least 50% of the combined post-merger voting power of the surviving entity does not consist of our pre-merger voting power; (iii) at least 20% of our Common Stock has been acquired by one person or persons acting as a group; or (iv) we are liquidating or selling all or substantially all of its assets.

If Messrs. Streeter’s or Kneen’s employment terminates as described above, he will be entitled to receive a payment equal to two-and-a-half times or two-times, respectively, the sum of his annual base salary as then in effect and the prior year’s annual bonus, and all stock options and restricted stock not then vested or exercisable, as the case may be, will immediately vest and become fully exercisable. Each of Messrs. Streeter and Kneen will also receive his annual base salary through the date of termination, a portion of the prior year’s annual bonus, any compensation previously deferred, and any accrued vacation pay.

If any payment or distribution to Messrs. Streeter and Kneen would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any interest or penalties are incurred by him for the excise tax, then he is entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment of all taxes (including any interest or penalties imposed), including any income taxes (and any interest and penalties imposed with respect thereto) and any excise tax imposed upon the Gross-Up Payment, he retains an amount of the Gross-Up Payment equal to the excise tax imposed upon the payments.

Additionally, if Messrs. Streeter or Kneen is terminated during a change of control period, he and his family will receive, for the remainder of his employment agreement, welfare benefit plans at least equal to those provided during his employment. For six months after termination, we will promptly reimburse him for reasonable expenses incurred for outplacement services and/or counseling. Mr. Streeter may also use, at his full expense, our automobile for six months after termination or until he is employed elsewhere.

The following table describes the potential payments upon termination, a change of control of us or the death or disability of Mr. Streeter, our President and Chief Executive Officer:

Executive Benefits and Payments Upon Termination	Termination by the Executive for Good Reason	Termination without Cause	Termination Upon Change of Control	Death or Disability
Compensation:
Base Salary ($652,163)	$1,630,408	$1,630,408	$1,630,408	$—
Bonus ($504,087)	1,260,218	1,260,218	1,260,218	—
Medical Benefits	14,000	14,000	14,000	14,000
Vacation	62,708	62,708	62,708	62,708
Automobile	9,403	9,403	9,403	9,403
Long-term incentives:
Restricted Stock: Unvested	1,608,160	1,608,160	1,608,160	1,608,160
Supplemental Income Plan	348,072	348,072	348,072	348,072

Total	$4,932,969	$4,932,969	$4,932,969	$2,042,343

The following table describes the potential payments upon termination, a change of control of us or the death or disability of Mr. Kneen, our Executive Vice President and Chief Financial Officer:

Executive Benefits and Payments Upon Termination	Termination by the Executive for Good Reason	Termination without Cause	Termination Upon Change of Control	Death or Disability
Compensation:
Base Salary ($313,698)	$627,396	$627,396	$627,396	$—
Bonus ($242,472)	485,484	485,484	485,484	—
Medical Benefits	36,000	36,000	36,000	36,000
Vacation	24,131	24,131	24,131	24,131
Long-term incentives:
Deferral Compensation: Unvested	81,922	81,922	81,922	81,922
Restricted Stock: Unvested	1,133,129	1,133,129	1,133,129	1,133,129

Total	$2,388,062	$2,388,062	$2,388,062	$1,275,182

Richard M. Safier

Mr. Safier entered into a Change of Control Agreement with us on March 15, 2011. The current term of the agreement expires March 15, 2013, provided that the agreement will be automatically renewed for additional terms of one year unless 120 days notice is given by us prior to termination of the then-current term. Under Mr. Safier’s Change of Control Agreement, he is entitled to receive termination benefits in the event he terminates his employment with us for “good reason” or is terminated without “cause” by us after a “change of control” has occurred and during the term. Consistent with Board policy, Mr. Safier’s Change of Control Agreement does not include any Gross-Up Payments.

The terms “cause,” “good reason,” and “change of control” are defined in Mr. Safier’s Change of Control Agreement and have the meanings generally described below. You should refer to his Change of Control Agreement for the actual definitions.

“Good reason” is defined as: (i) a substantial diminution of duties or responsibilities as compared to the duties and responsibilities immediately prior to a change of control or a material change in reporting responsibilities, titles or offices as in effect immediately prior to a change of control; (ii) a reduction of annual base salary and compensation, except for across-the-board reductions; (iii) relocation of more than 50 miles from his present business address immediately prior to a change of control; or (iv) failure by us to continue compensation plans or benefits substantially similar to those immediately prior to a change of control.

“Cause” is defined as: (i) the willful and continued failure by the executive to perform his duties; or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to us.

“Change-of-Control” has the same definition as in the employment agreements for Messrs. Streeter and Kneen.

If Mr. Safier’s employment terminates as described above, he will be entitled to receive a payment equal to two times the sum of his annual base salary as then in effect, an amount equal to 12 times the monthly premiums amounts for his group medical coverage, and all restricted stock not then vested or exercisable, as the case may be, will immediately vest and become fully exercisable. Mr. Safier will also receive his annual base salary through the date of termination, a portion of the prior year’s annual bonus, any accrued vacation pay, and an amount equal to the two year value of contributions we would have made under our 401(k) Plan and Executive Deferred Compensation Plan on behalf of Mr. Safier had he continued to be an employee. For six months after termination, we will promptly reimburse him for reasonable expenses incurred for outplacement services.

The following table describes the potential payments upon termination, a change of control of us or the death or disability of Mr. Safier, our Senior Vice President—General Counsel:

Executive Benefits and Payments Upon Termination	Termination by the Executive for Good Reason	Termination without Cause	Termination Upon Change of Control	Death or Disability
Compensation:
Base Salary ($253,576)	$507,152	$507,152	$507,152	$—
Bonus ($179,295)	358,590	358,590	358,590	—
Medical Benefits	36,000	36,000	36,000	36,000
Vacation	19,506	19,506	19,506	19,506
Long-term incentives:
Deferred Compensation: Unvested	56,636	56,636	56,636	56,636
Restricted Stock: Unvested	424,979	424,979	424,979	424,979

Total	$1,402,863	$1,402,863	$1,402,863	$537,121

David B. Rosenwasser

Mr. Rosenwasser does not have an employment agreement. His rights under a change of control are governed by our Severance Benefits policy applicable to all our employees and are contingent on an equal position not being made available within nine months of the change of control event. Mr. Rosenwasser would receive twelve months salary, which was $293,898 at December 31, 2012, if the conditions of the change of control event are satisfied under the policy. All employee equity based plans currently provide for immediate vesting of all options and restricted stock on a change of control, which would result in 12,589 shares of restricted stock vesting with a value of $433,691 at December 31, 2012, based on the closing price per share of $34.45. Therefore, the total amount Mr. Rosenwasser would receive under a change of control, assuming such change of control occurred on December 31, 2012, would be $727,687.

Samuel R. Rubio

Mr. Rubio does not have an employment agreement. His rights under a change of control are governed by our Severance Benefits policy applicable to all our employees and are contingent on an equal position not being made available within nine months of the change of control event. Mr. Rubio would receive twelve months salary, which was $220,454 at December 31, 2012, if the conditions of the change of control event are satisfied under the policy. All employee equity based plans currently provide for immediate vesting of all options and restricted stock on a change of control, which would result in 10,629 shares of restricted stock vesting with a value of $366,169 at December 31, 2012, based on the closing price per share of $34.45. Therefore, the total amount Mr. Rubio would receive under a change of control, assuming such change of control occurred on December 31, 2012, would be $589,623.

PROPOSAL 2

APPROVAL BY A STOCKHOLDER NON-BINDING ADVISORY VOTE OF THE COMPENSATION TO OUR NAMED EXECUTIVE OFFICERS, COMMONLY REFERRED TO AS A “SAY ON PAY” PROPOSAL

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and as approved by our stockholders at the June 7, 2011 Annual Meeting, our Board is submitting the 2012 compensation of our named executive officers proposal to our stockholders for consideration. This proposal provides our stockholders with the opportunity to cast an advisory, non-binding vote on our executive compensation program. Our overall compensation program is intended to ensure that the compensation and incentive opportunities provided to our executives and employees remain competitive and provide the motivation to deliver efforts that lead to returning value to our stockholders. The primary objective of our executive compensation program is to provide competitive pay opportunities that are commensurate with our performance, that recognize individual initiative and achievements and that enable us to retain and attract qualified executive officers who are focused on our goals and long-term success.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 16 and the tabular and other disclosures on compensation under the discussion of our executive compensation program beginning on page 27. Based upon that review, the Board recommends that the stockholders approve the following advisory resolution to approve executive compensation at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”

While the vote does not bind the Board to any particular action, the Board values the input of our stockholders, and will take into account the outcome of this vote in considering future compensation arrangements.

Required Vote for Approval of “Say on Pay”

Assuming the existence of a quorum, non-binding approval of the compensation paid to our named executive officers by stockholders requires the affirmative vote of a majority of the shares of Common Stock entitled to vote on the proposal. Abstentions will be treated as a vote against this proposal and broker non-votes will be disregarded and have no effect on the outcome of the vote.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION PAID BY US TO OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

AUDIT COMMITTEE REPORT

We have reviewed and discussed the audited financial statements of GulfMark Offshore, Inc., for the year ended December 31, 2012 with management and have discussed with KPMG LLP, our independent public accountants for the year ended December 31, 2012, the matters required to be discussed by the statement on Auditing Standard No. 114, The Auditors Communication with Those Charged with Governance, as amended or supplemented with respect to those statements, and the requirements of the Public Company Accounting Oversight Board.

We have received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s LLP communications with the audit committee concerning independence, and have discussed with KPMG LLP its independence in connection with its audit of our most recent financial statements.

We also reviewed and discussed such other matters as we deemed appropriate, including our compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the Securities and Exchange Commission.

Based on the foregoing review and discussion, and relying on the representation of management and the independent registered public accounting firm’s report, we recommended to the Board that such audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission.

Brian R. Ford, Chairman of Audit Committee

Peter I. Bijur, Audit Committee Member

Sheldon S. Gordon, Audit Committee Member

PROPOSAL 3

RATIFICATION OF OUR INDEPENDENT PUBLIC ACCOUNTANTS

KPMG LLP has served as our principal independent registered public accounting firm since the year ended December 31, 2011, after replacing UHY LLP.

We are asking our stockholders to ratify the selection of KPMG LLP as our independent public accountants. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

KPMG LLP will have representatives present at the Annual Meeting who will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Public Accountant Fees and Services

Audit fees billed for the last two years for professional services rendered by KPMG LLP in 2012 and in 2011, are set forth on the table below:

	Year Ended December 31,
	2012	2011
Audit Fees(1)	$984,059	$815,000
Audit-Related Fees(2)	349,560	185,400

Total	$1,333,619	$1,000,400

(1)

Relates to services rendered in connection with auditing our annual consolidated financial statements and our internal controls over financial reporting for each applicable year and reviewing our quarterly financial statements. Also, includes services rendered in connection with statutory audits and financial statement audits of our subsidiaries and expenses.

(2)	Relates to 401(k) plan audits and procedures performed to provide comfort to underwriters for a debt securities offering.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee approves all audit and tax services provided by our independent auditor prior to the engagement of the independent auditor with respect to such services. The Audit Committee’s pre-approval policy provides for pre-approval of specifically described audit related and other services by the Chairman of the Audit Committee with respect to the permitted services. None of the services described above were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Required Vote for Ratification of Our Independent Public Accountants

Ratification of KPMG LLP as our registered independent public accounting firm will require the vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present. Broker non-votes will be counted as a “for” vote for this proposal. Abstentions will have the same effect as an “against” vote for this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF KPMG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received, or written representations from certain reporting persons that no Form 5 reports were required for those persons, we believe that all filing requirements applicable to our officers and directors and greater than 10% owners were complied in 2012.

PROPOSALS BY STOCKHOLDERS AND STOCKHOLDER COMMUNICATIONS

We anticipate that our 2014 Annual Meeting will be held in the first week of June 2014. Any stockholder wishing to present a proposal for consideration at the meeting must submit it so that notice will be received by us no earlier than close of business on February 7, 2014, and no later than the close of business on March 9, 2014. Such proposal must comply with the proxy rules promulgated by the SEC in order to be included in our Proxy Statement and form of Proxy related to the meeting and should be sent to our Secretary at our principal executive offices at the address set forth on the cover of this Proxy Statement. If notice of any stockholder proposal not eligible for inclusion in our Proxy Statement and form of Proxy is given to us after March 9, 2014, then proxy holders will be allowed to use their discretionary voting authority on such stockholder proposal when the matter is raised at such meeting. In no event will the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

For more information regarding stockholder proposal deadlines, please see Section 1.13(a)(2) of our Bylaws.

Except as described below, the Board does not have a formal process for stockholders or interested parties to send communications to the Board or non-management directors as a group. Due to the infrequency of stockholder or interested party communications to the Board, the Board does not believe that a formal process is necessary. The Board will review periodically whether a more formal policy should be adopted. Written communications to the Board may be sent to our executive offices at GulfMark Offshore, Inc., 10111 Richmond Avenue, Suite 340, Houston, Texas 77042, and we will promptly circulate such communications to all members of the Board (or to those particular directors to whom such communication is specifically addressed). Such communications will be screened to the extent necessary in order to ascertain the intended recipients or appropriate recipients among the members of the Board. Director nominations and other matters a stockholder proposes for consideration at the meeting must be timely submitted, comply with the requirements set forth in our Bylaws, and be sent to the Secretary’s attention at our executive office address set forth above.

The Board has established several methods of communicating concerns to our Board. Concerns regarding financial statements, accounting practices, or internal controls should be addressed to the Chairman of the Audit Committee, in care of the Secretary, GulfMark Offshore, Inc., 10111 Richmond Avenue, Suite 340, Houston, Texas 77042. Concerns regarding governance practices, ethics and code of conduct should be addressed to the Chairman of the Nominating & Governance Committee, in care of the Secretary, GulfMark Offshore, Inc., 10111 Richmond Avenue, Suite 340, Houston, Texas 77042. The interested party may alternatively anonymously submit such communications through the Global Compliance Online Reporting System. The Global Compliance Online Reporting System may be accessed on the internet at https://gulfmark.alertline.com. The interested party should click on “Report a Concern” and complete the rest of the form as appropriate. The communication process is also further detailed on our website, www.gulfmark.com, along with other of our corporate governance guidelines, and is available in print to any stockholder who requests it.

We plan to move our principal headquarters to another location in Houston, Texas mid-summer 2013. Please visit our website at www.gulfmark.com to obtain our new address and location details.

OTHER BUSINESS

Neither the Board nor we know of any other business that will be brought before the meeting. If, however, any other matters are properly presented, it is the intention of the persons named in the accompanying form of proxy to vote the shares covered thereby as, in their discretion, they may deem advisable.

By order of the Board of Directors

/s/ Richard M. Safier

Richard M. Safier
Secretary

Houston, Texas

Date: April 25, 2013

ANNUAL MEETING OF STOCKHOLDERS OF

GULFMARK OFFSHORE, INC.

June 4, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER
Vote online until 11:59 PM EDT the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting of

GulfMark Offshore, Inc. to Be Held on June 4, 2013.

The Proxy Statement dated April 25, 2013, Form of Proxy, and the GulfMark Offshore, Inc. 2012 Annual Report to Stockholders for the year ended December 31, 2012 are available at http://www.proxydocs.com/GLF

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS

SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. To elect seven (7) directors.				2.	To vote on a proposal to approve, by a stockholder non-binding advisory vote, the compensation to our named executive officers, commonly referred to as a “Say-on-Pay” proposal.	☐	☐	☐
		NOMINEES:
☐	FOR ALL NOMINEES	O Peter I. Bijur O David J. Butters O Brian R. Ford O Sheldon S. Gordon O Quintin V. Kneen O Robert B. Millard O Rex C. Ross		3.	To vote on a proposal to ratify the selection of KPMG LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2013.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)			4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				Your Board of Directors has approved and recommends that you vote “FOR” all of the proposals that are discussed in more detail in the attached proxy statement.

The Board of Directors has fixed the close of business on April 19, 2013, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments of the meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting.

				PLEASE MARK, SIGN DATE AND RETURN USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

ANNUAL MEETING OF STOCKHOLDERS OF

GULFMARK OFFSHORE, INC.

June 4, 2013

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholders Meeting of GulfMark Offshore, Inc. to Be Held on June 4, 2013.

The Proxy Statement dated April 25, 2013, Form of Proxy, and the GulfMark Offshore, Inc. 2012 Annual Report to Stockholders for the year ended December 31, 2012 are available at http://www.proxydocs.com/GLF

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS
SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. To elect seven (7) directors.				2.	To vote on a proposal to approve, by a stockholder non-binding advisory vote, the compensation to our named executive officers, commonly referred to as a “Say-on-Pay” proposal.	☐	☐	☐

		NOMINEES:
☐	FOR ALL NOMINEES	O Peter I. Bijur O David J. Butters O Brian R. Ford O Sheldon S. Gordon O Quintin V. Kneen O Robert B. Millard O Rex C. Ross		3.	To vote on a proposal to ratify the selection of KPMG LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2013.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
				4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
☐	FOR ALL EXCEPT (See instructions below)
				Your Board of Directors has approved and recommends that you vote “FOR” all of the proposals that are discussed in more detail in the attached proxy statement.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The Board of Directors has fixed the close of business on April 19, 2013, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments of the meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting.

PLEASE MARK, SIGN DATE AND RETURN USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

GULFMARK OFFSHORE, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 4, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of GulfMark Offshore, Inc. (“GulfMark”) hereby appoints Quintin V. Kneen and Richard M. Safier, or either of them, as proxies, each with power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of Class A Common Stock of GulfMark that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of GulfMark to be held in the La Maisonnette I Room, The St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York 10022, on Tuesday, June 4, 2013 at 8:00 A.M., eastern daylight time, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated April 25, 2013:

(Continued and to be signed on the reverse side)